Exhibit 10.8

Certain confidential information contained in this document, marked by [***], has been omitted because Iris Energy Limited (the “Company”) has determined that the information

(i) is not material and (ii) contains personal information that the registrant treats as private or confidential.

EXECUTION COPY

MASTER EQUIPMENT FINANCE AGREEMENT

THIS MASTER EQUIPMENT FINANCE AGREEMENT (this “Master Agreement”) is dated as of March 24, 2022 (the “Closing Date”), among IE CA 4 HOLDINGS LTD., a corporation incorporated pursuant to the laws of the Province of British Columbia with an address of c/o Suite 201 – 290 Wallinger Avenue, Kimberley, BC V1A 1Z1 (“Borrower”), NYDIG ABL LLC, a Delaware limited liability company with an address of 510 Madison Avenue, 21st Floor, New York City, NY 10022 (“NYDIG”), as lender (in such capacity, the “Lender”) and as servicer (in such capacity, the “Servicer”), and NYDIG as collateral agent (in such capacity, the “Collateral Agent”) hereunder.

This Master Agreement sets forth the terms and conditions pursuant to which Lender may from time to time provide one or more loans to Borrower. In furtherance of the foregoing, Borrower and Lender agree as follows:

1.	DEFINITIONS; INTERPRETATIVE PROVISIONS.

(a)           Terms Defined in Loan Schedule. All capitalized terms used in this Master Agreement and not otherwise defined herein shall have the meanings assigned to them in the applicable Loan Schedule.

(b)           Certain Defined Terms. As used in this Master Agreement, the following terms have the meanings specified below:

“ACA Wallet” means a wallet account or other account for Digital Assets in the name of Borrower maintained with the Wallet Custodian, as securities intermediary, and governed by the terms of an ACA Wallet Agreement, or such other wallet or account for Digital Assets as may be mutually agreed to by Collateral Agent and Borrower in writing from time to time, which stores and houses the Bitcoin and other Digital Assets that constitute a portion of the Collateral or are otherwise Mined Cryptocurrency.

“ACA Wallet Agreement” means any Digital Asset Account Control Agreement among Borrower, Collateral Agent and Wallet Custodian (and any other similar agreement entered into to grant Collateral Agent control over the Mined Cryptocurrency).

“Acceptance Certificate” means an acceptance certificate entered into by Borrower and Lender, in substantially the form appended to the form of Loan Schedule which is attached hereto as Exhibit A, or any other form approved by Lender and Borrower, in each case in connection with any Loan made pursuant to a Loan Schedule.

“Acceptance Date” means the date indicated as the date of acceptance on an Acceptance Certificate prepared by Lender and executed by Borrower. If there are multiple deliveries of Equipment under this Master Agreement, the term shall mean the Acceptance Date of the first Acceptance Certificate.

“Affiliate” means, as to any Person, each other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“AML Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries or Affiliates relating to money laundering or terrorist financing, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, and the Beneficial Ownership Regulation, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.1 of the Criminal Code (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and the United Nations Al-Qaida and Taliban Regulations (Canada).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the Corruption of Foreign Public Officials Act (Canada).

“Applicable Rate” means, with respect to each Loan advanced pursuant to a Loan Schedule, the interest rate set forth on such Loan Schedule in the “Summary of Payment Terms”, or (ii) so long as any Event of Default exists, 15% per annum.

“Assignment and Assumption” means an assignment and assumption entered into by Lender and an assignee, and accepted by Servicer, in substantially the form of Exhibit B attached hereto, or in connection with any assignment of a portfolio of loans or general loan sale made by such Lender which is not specific to only Loans made to the Borrower, any other assignment in a form approved by Servicer.

“Attorneys’ Fees” means and shall include any and all reasonable attorneys’ fees that are incurred by Collateral Agent or Lender incident to, arising out of, or in any way in connection with Collateral Agent’s or Lender’s interests in, or defense of, any action, claim, proceeding or Collateral Agent’s or Lender’s enforcement of its rights and interests with respect to any Collateral or otherwise under any Loan, or any Loan Document, which shall include all reasonable attorneys’ fees incurred by Collateral Agent or Lender (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not Collateral Agent or Lender is a party thereto) whether or not a suit or action is commenced, and all costs in collection of sums due during any work out or with respect to settlement negotiations, or the cost to defend Collateral Agent or Lender or to enforce any of its rights, including, without limitation, during any bankruptcy or other insolvency proceeding.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means Title 31 of the U.S. Code of Federal Regulations § 1010.230.

“Bitcoin” or “BTC” means the digital asset and payment system known as “Bitcoin”.

“Borrower” is defined in the Preamble.

“Borrower Approval Conditions” means, with respect to any consent right of Borrower to the replacement of the Servicer or Collateral Agent hereunder, the requirements that (i) no Event of Default shall have occurred and be continuing, (ii) in the case of the Servicer, such replacement is not required in connection with the Servicing Agreement (as defined in Section 10(e)(ii)) or any other financing arrangements of NYDIG and (iii) in the case of the Collateral Agent, such replacement is neither (x) a replacement of the Collateral Agent by the Required Lenders for cause in accordance with Section 12(d) hereof nor (y) the replacement of the Collateral Agent with a United States or Canada-domiciled bank or trust company that is in the general business of acting as collateral agent or custodian for business loans, as required by the financing source of a Lender.

“Borrower Collateral” is defined in Section 5(a).

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which banks in New York, New York are open for the conduct of their commercial banking business.

“Casualty Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Equipment.

“Closing Date” is defined in the Preamble.

“Closing Fee” has the meaning set forth in Section 3(k).

“Collateral” means, collectively, the Borrower Collateral and the Specified Collateral.

“Collateral Agent” is defined in the Preamble and includes any successor Collateral Agent.

“Commencement Date” means, with respect to any Loan or Loan Schedule, a date which is designated as the “Commencement Date” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived by Lender, become an Event of Default.

“Digital Asset” means a digital asset that is recorded on a decentralized distributed ledger, including, without limitation, Bitcoin.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) of any property by a Person (including any sale and leaseback transaction).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means, collectively (as applicable), the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the U.S. Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the U.S. Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the U.S. Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq.; the U.S. Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the U.S. Clean Water Act, 33 U.S.C. § 1251 et seq.; the U.S. Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the U.S. Clean Air Act, 42 U.S.C. § 7401 et seq.; or other applicable federal, state, provincial or local laws, including any plans, rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to hazardous materials disposal, generation, production, treatment, transportation, or storage or the protection of human health and the environment.

“Equipment” means equipment that is financed with the proceeds of a Loan or equipment that is listed on a Loan Schedule (irrespective of whether such listed equipment is financed with the proceeds of a Loan or is described with any particularity on a Loan Schedule), and such equipment includes all other goods and personal property related to such equipment, including, without limitation, any related software embedded therein or otherwise forming part thereof, any and all accessories, exchanges, improvements, returns, substitutions, parts, attachments, accessions, spare parts, replacements and additions thereto, and all proceeds thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Event of Default” has the meaning set forth in Section 9(a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender, Collateral Agent or Servicer, or required to be withheld or deducted from a payment to Lender, Collateral Agent or Servicer: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of Lender, Collateral Agent or Servicer being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender, Collateral Agent or Servicer with respect to an applicable interest in a Loan or Loan Document pursuant to a law in effect on the date on which (A) Lender, Collateral Agent or Servicer acquires such interest in the Loan or Loan Document, or (B) Lender, Collateral Agent or Servicer changes its lending office or other office, except in each case to the extent that, pursuant to Section 3(i), amounts with respect to such Taxes were payable either to Lender’s, Collateral Agent’s or Servicer’s assignor immediately before Lender, Collateral Agent or Servicer acquired or assigned into the applicable interest in such Loan or Loan Document to Lender, Collateral Agent or Servicer immediately before it changed its lending office or other office and (iii) any withholding Taxes imposed under §1471 through §1474 of the U.S. Internal Revenue Code of 1986, as amended (the provisions commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA” and regulations thereunder).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Borrower or of the sole member of Borrower.

“Governmental Authority” means the government of the U.S. or Canada, as applicable, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hashpower Agreement” means any hashpower agreement entered into between Borrower and Parent from time to time, in which Borrower will sell Equipment’s hashrate to Parent.

“Hashpower Agreement Termination Notice” has the meaning set forth in Section 9(c)(vii).

“Hazardous Materials” means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, Environmental Laws.

“Hosting Agreement” means any hosting agreement entered into between Borrower and any of its Affiliates from time to time, whereby the Borrower’s Equipment will be operated and hosted at such Affiliates’ facilities.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in the foregoing subclause (i), Other Taxes.

“Initial Committed Amount” means, as of the Closing Date, $71,195,850.00. The Initial Committed Amount shall be reduced concurrently with the making of Loans as set forth in Section 3(a) of this Master Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) an acquisition with respect to another Person or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person.

“Item” means any specific item of Equipment.

“Lender” is defined in the Preamble and includes any other Person that shall have become a party hereto as the Lender pursuant to an Assignment and Assumption or other assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or such other assignment.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means any loan advanced by Lender to Borrower under a Loan Schedule, including, any advance by Lender of any portion of the Loan Amount under any such Loan Schedule and “Loans” means one or more such loans.

“Loan Amount” means the aggregate amount of any Loan made pursuant to a Loan Schedule, which is designated as the “Loan Amount” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Loan Commitment” means Lender’s commitment to make Loans under this Master Agreement pursuant to Loan Schedules to be entered into on or about the Closing Date, as may be reduced from time to time pursuant to Section 3(a). The aggregate amount of the Loan Commitment as of the Closing Date is equal to the Initial Committed Amount.

“Loan Documents” means, collectively, this Master Agreement, the Parent Letter Agreement, each Loan Schedule, each certification delivered by Borrower to Collateral Agent or Lender in connection with this Master Agreement, each No Interest Letter, if applicable, each ACA Wallet Agreement and each other agreement, instrument, document and certificate executed and delivered by the Borrower in connection with this Master Agreement in favor of Collateral Agent or Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter agreement, and each other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower in favor of Lender or Collateral Agent and delivered to Lender or Collateral Agent in connection with this Master Agreement or the transactions contemplated hereby. Any reference in this Master Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Master Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Schedule” means each schedule entered into by Borrower, Lender and Collateral Agent with respect to any Loan that incorporates the provisions of this Master Agreement, in each case in substantially the form of Exhibit A attached hereto.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, prospects or condition, financial or otherwise, of Borrower, (ii) the ability of Borrower to perform any of its Obligations, (iii) the Collateral, or Lender’s (or Collateral Agent’s) Liens on the Collateral or the priority of such Liens, in each case whether in the aggregate or with respect to any particular Loan Schedule or (iv) the rights of or benefits available to Lender under any of the Loan Documents whether in the aggregate or with respect to any particular Loan Schedule.

“Maturity Date” is, with respect to any Loan, the “Maturity Date” in the “Summary of Payment Terms” on the applicable Loan Schedule.

“Maximum Rate” is defined in Section 3(h).

“Mined Cryptocurrency” means all Digital Assets produced by or derived from the Equipment and possessed or controlled by the Borrower, howsoever such process is structured or described, including Digital Assets mined, merge-mined, earned, harvested, created, manufactured, awarded, rewarded, received, airdropped, purchased, paid out or otherwise generated in connection with the Equipment and possessed or controlled by the Borrower, and, solely to the extent Borrower continues to possess or control the same, any Digital Assets generated by hashpower sold under a Hashpower Agreement. Mined Cryptocurrency includes any Digital Asset network fee amounts greater than zero that are produced by or derived from the Equipment and possessed or controlled by the Borrower, howsoever such fees are structured or described, including transaction fees, channel fees, validator reward fees, staking reward fees, node operator reward fees or other Digital Asset network participant fees.

“Net Proceeds” means (i) in the case of a Disposition by Collateral Agent or Lender of any Collateral in connection with the enforcement of Lender’s rights hereunder, the after-tax amount received by Collateral Agent or Lender in immediately-available funds not subject to recapture, rebate or divestiture from the purchaser of such Collateral; (ii) in the case of a purchase of the Collateral which Lender finances or in the case of a Disposition pursuant to a true lease (any such leases or finance agreements being referred to hereinafter as a “Replacement Agreement”), an amount equal to the sum of all non-cancellable periodic payments and any purchase election, purchase requirement or balloon payment set forth in the Replacement Agreement, discounted to present value at the implicit rate of interest of the Replacement Agreement as determined by Lender or (iii) in the case of a Casualty Event, the cash proceeds received in respect of such event including (a) any cash received in respect of any non-cash proceeds, but only as and when received, (b)   insurance proceeds and (c) condemnation awards and similar payments.

“No Interest Letter” means a letter executed by the Supplier of the Equipment, as set forth on the applicable Loan Schedule, in favor of the Lender and the Collateral Agent, pursuant to which the Supplier disclaims any interest, lien, or other rights in the Equipment and related Collateral, in each case in form and substance satisfactory to Lender.

“NYDIG Agreements” means, collectively (but exclusive of the Loan Documents), any agreement, instrument, guaranty, loan, lease, promissory note, letter of credit, guaranty or other obligation of any kind on the part of Borrower in favor of NYDIG or any of its Affiliates, including, without limitation, any such agreement (other than the Loan Documents) governing any of the obligations of Borrower set forth on Schedule 7(h) attached hereto.

“Obligations” means each and every Indebtedness, liability and obligation, including, without limitation, obligations of performance, of every type and description Borrower may now or at any time hereafter owe to Collateral Agent, Lender and any of their respective Affiliates whether under this Master Agreement, any Loan Schedule, any other Loan Document or under any NYDIG Agreement, regardless of how such Obligation arises or by what agreement or instrument it may be evidenced, whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, joint and several, and all reasonable costs and expenses incurred by Collateral Agent or Lender to obtain, preserve, perfect and enforce the security interest granted herein and to maintain, preserve and collect the property subject to the security interest, including but not limited to all Attorney’s Fees and reasonable expenses of Collateral Agent and Lender to enforce any Obligations whether or not by litigation. If at any time NYDIG and any of its Affiliates are no longer a Lender hereunder for any Loans under this Master Agreement, the Obligations shall not be deemed to include any liability or obligation of Borrower to NYDIG (or any of NYDIG’s Affiliates) arising from or related to any NYDIG Agreement.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to Lender, Collateral Agent or Servicer, Taxes imposed as a result of a present or former connection between Lender, Collateral Agent or Servicer and the jurisdiction imposing such Taxes (other than a connection arising from Lender, Collateral Agent or Servicer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in the Loan or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Payment Date” means each date on which Borrower shall pay to Lender regularly scheduled payments of principal and/or accrued (and outstanding) interest owing on the Loans with respect thereto, which date, except as otherwise provided in the applicable Loan Schedule shall be the twenty-fifth (25th) calendar day of each month. If any Payment Date falls on a date that is not a Business Day, the Payment Date shall be deemed to be the immediately preceding Business Day.

“Parent” means Iris Energy Limited.

“Parent Letter Agreement” means a letter agreement entered into between the Parent and NYDIG and acknowledged by the Borrower, relating to the Hashpower Agreement and certain other matters.

“Payments” is defined in Section 3(c).

“Payoff Amount” is defined in Section 3(e)(i).

“Permitted Encumbrances” means:

(i)            Liens in favor of the Collateral Agent or Lender, created in connection with the transactions contemplated by the Loan Documents;

(ii)           Liens imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves;

(iii)          Liens imposed by law arising in the ordinary course of business, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and comparable liens, if the obligations secured by such liens are not overdue by more than thirty (30) calendar days or are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves;

(iv)          judgment Liens in respect of judgments that do not constitute an Event of Default under Section 9(a)(vii);

(v)           encumbrances arising under law, if any, in favor of any Affiliate of the Borrower in accordance with any Hosting Agreements; and

(vi)          encumbrances in favor of Parent, if any, pursuant to any Hashpower Agreements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prepayment Fee” means a fee payable to Lender in an amount equal to five percent (5%) of the principal amount prepaid. In the event of a Casualty Event, the Prepayment Fee will be zero percent (0%).

“Replacement Agreement” is defined in the definition of “Net Proceeds”.

“Replacement Equipment” is defined in Section 3(e)(ii).

“Required Lenders” is defined in Section 12(b).

“Requirement of Law” means, with respect to any Person, any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (ii) any Person operating, organized or resident in a region or country subject to Sanctions, (iii) any Person owned or controlled by any such Person or Persons described in the foregoing subclauses (i) or (ii), or (iv) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) the Canadian government, including those administered under the United Nations Act (Canada), the Special Economic Measures Act (Canada) and the Export and Import Permits Act (Canada), or (iii) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, or (iv) other Governmental Authority administering Sanctions that the Lender notifies Borrower of in writing from time to time.

“Servicer” is defined in the Preamble and includes any successor loan servicer appointed by the Lender.

“Specified Collateral” shall have the meaning set forth in the applicable Loan Schedule.

“Specified Collateral Sharing Event” has the meaning set forth in Section 3(e)(ii)(2).

“Specified Lender” shall mean with respect to any Loan Schedule, the Lender holding the Specified Loan pursuant to such Loan Schedule.

“Specified Loan” shall mean with respect to any Loan Schedule, the Loan made in respect of such Loan Schedule.

“Subsidiary” means any direct or indirect subsidiary of Borrower, as applicable. A subsidiary is, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) as of such date, and for which such corporation, limited liability company, partnership, association or other entity securities or other ownership interests, as of such date, are owned, controlled or held or otherwise Controlled, by the Borrower.

“Supplier” means, if applicable to the Equipment financed by any Loan, each Person that is obliged to supply and/or deliver the Equipment pursuant to a contract with Borrower specified in the Loan Schedule.

“Supplier Contract” means, if applicable to the Equipment financed by any Loan, the “Supplier Contract” specified in the Loan Schedule with respect to such Loan.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means, with respect to each Loan, the period commencing on the applicable Commencement Date for such Loan Schedule and continuing until Borrower satisfies all of its Obligations to Lender with respect to such Loan Schedule.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral.

“U.S.” means the United States of America.

“Wallet Custodian” means NYDIG Trust Company LLC.

(c)	UCC and Collateral Specific Defined Terms.

(i)            The following terms shall have the meaning given to such terms in the UCC: “Accounts”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “equipment”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Money”, “Security”, and “Supporting Obligations”.

(ii)           Intellectual Property Defined Terms:

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask works, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Industrial Designs” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to registered industrial designs and industrial design applications.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Industrial Designs, software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property throughout the world, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right throughout the world.

“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to proprietary, confidential and/or non-public information, however documented, including but not limited to confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and all other trade secrets.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

(d)           Interpretative Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “fees” and “expenses” shall be construed as referring to any fee, expense or charge provided for under this Master Agreement, including, where applicable, Attorneys’ Fees. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Master Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Master Agreement, (vi) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, Digital Assets, accounts and contract rights. As this Master Agreement and each Loan Document has been drafted by Lender’s counsel as a convenience to the parties and Borrower has had the opportunity to review it with counsel of Borrower’s choice, neither this Master Agreement nor any other Loan Document shall be construed against any party by reason of draftsmanship. Each of the parties hereto acknowledge that the laws and requirements with respect to Digital Assets are subject to change and are evolving as the marketplace continues to evolve, the parties agree that no party hereto shall claim that (i) the transactions contemplated hereby violate public policy or raise illegality as a defense to contractual claims arising out of the Loan Documents or (ii) the making of Loans and other extensions of credit hereunder shall be for the purposes of marketing, selling or promoting any securities.

(e)            Additional Canadian Jurisdictional Interpretive Related Provisions. In the event (i) Borrower’s “chief executive office” or the equivalent is located in any province in Canada (in each case, the “Province”), or (ii) any Collateral is located in any Province, Borrower covenants and agrees that each of the provisions of Schedule 1(e) attached hereto shall be applicable to this Master Agreement and are hereby incorporated herein by reference.

2.           GENERAL TERMS. THIS MASTER AGREEMENT CONTAINS THE TERMS AND CONDITIONS UPON WHICH LENDER WILL PROVIDE LOANS TO BORROWER TO ENABLE BORROWER TO PURCHASE, FINANCE OR REFINANCE ITEMS OF EQUIPMENT AND OTHER GOODS, PERSONAL PROPERTY, SERVICES AND FOR SUCH OTHER USES AS ARE EXPRESSLY SPECIFIED IN EACH LOAN SCHEDULE THAT MAY BE ENTERED INTO BY LENDER AND BORROWER FROM TIME TO TIME. EACH LOAN SCHEDULE SHALL INCORPORATE THE PROVISIONS OF THIS MASTER AGREEMENT BY REFERENCE AND EACH LOAN SCHEDULE SHALL CONSTITUTE A SEPARATE AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3(a) HEREOF IN CONNECTION WITH THE INITIAL COMMITTED AMOUNT, THIS MASTER AGREEMENT IS NOT A COMMITMENT TO ADVANCE ANY LOAN. LENDER SHALL HAVE NO OBLIGATION TO ENTER INTO ANY PARTICULAR LOAN SCHEDULE, FINANCE ANY EQUIPMENT, ADVANCE ANY LOAN, OR OTHERWISE ENTER INTO ANY TRANSACTION WITH BORROWER UNLESS THE TERMS OF SUCH LOAN AND/OR TRANSACTION ARE EXPRESSLY AGREED THROUGH THE MUTUAL EXECUTION OF SUCH LOAN SCHEDULE. AS TO EACH LOAN SCHEDULE WITH RESPECT TO THE INITIAL COMMITTED AMOUNT, LENDER SHALL HAVE NO OBLIGATION TO FINANCE ANY EQUIPMENT UNTIL ALL CONDITIONS TO FUNDING ARE COMPLETED TO THE SATISFACTION OR WAIVER OF LENDER IN ACCORDANCE WITH SECTION 4(A).

3.            LOANS AND COMMITMENTS; DELIVERY AND ACCEPTANCE OF EQUIPMENT; TERM AND PAYMENTS; ETC.

(a)           Commitments. Subject to the terms and conditions set forth herein, Lender shall make Loans to Borrower from time to time in accordance with each Loan Schedule; provided that the aggregate principal amount of all Loans extended under this Master Agreement shall not exceed the sum of the Initial Committed Amount plus the amount of any additional Loans that Lender may agree to fund in its sole discretion pursuant to Section 3(m). Each Loan shall be evidenced by a separate Loan Schedule, which Loan Schedule shall only be valid upon execution by Lender and countersignature by Borrower on the Commencement Date. The Loan Commitment of Lender to make Loans will decrease concurrently with the making of each Loan (or agreement to make each Loan) on the applicable Commencement Date, by an amount equal to the aggregate amount of the Loans made (or agreed to be made) on such date. Amounts prepaid or repaid in respect of any Loan may not be reborrowed, except as otherwise agreed to by Lender in writing.

(b)           Delivery. Borrower will cause the Equipment purchased, financed or refinanced with the proceeds of each Loan to be delivered and installed at the location specified in the applicable Loan Schedule or such other location consented to in writing by Collateral Agent (such consent not to be unreasonably withheld, conditioned or delayed). Borrower acknowledges and agrees that certain Borrower obligations hereunder, including but not limited to, providing insurance under Section 7(e), may commence and may be binding on Borrower whether or not the Equipment is accepted, delivered or installed. Notwithstanding the foregoing, Borrower agrees that, upon executing a Loan Schedule and effectiveness of this Master Agreement, Borrower’s Obligations under such Loan Schedule are absolute and unconditional and in the nature of a promissory note. Borrower is responsible for all shipping, installation, site preparation, testing and other expenses incident to delivery of the Equipment, and Lender will not finance such costs unless such costs are paid with the proceeds of the Loan advanced in connection with such Loan Schedule. Each Loan Schedule shall only be valid when mutually executed by Lender, Collateral Agent and Borrower. Borrower hereby authorizes Lender to amend and modify the “Description of Equipment” set forth on Exhibit A to each Loan Schedule to accurately identify the Equipment actually delivered in accordance with the applicable Acceptance Certificate.

(c)           Interest; Payment. Interest shall accrue on any outstanding principal balance of each Loan at the Applicable Rate for such Loan and shall be computed on the basis of a year of 360 calendar days, and shall be payable for the number of calendar days elapsed. Commencing on the first (1st) Payment Date identified as an “Interest-Only Payment Date” on the applicable Loan Schedule and continuing thereafter on each Payment Date set forth in the applicable Loan Schedule until the end of the Interest-Only Period, Borrower shall pay to Lender the accrued interest in arrears at the Applicable Rate. Commencing on the first (1st) Payment Date and continuing thereafter on each Payment Date set forth in the applicable Loan Schedule, Borrower shall pay to Lender the outstanding principal amount of each Loan, together with accrued interest thereon at the Applicable Rate, in equal monthly installments each in an amount which will fully amortize such principal of each Loan together with interest thereon at the Applicable Rate over the period from the date Lender advances such Loan to the applicable Maturity Date (any such payments, together with any other payments so designated herein or elsewhere in the applicable Loan Schedule, the “Payments”). The actual amount of each Payment and the dates upon which the same is due will be set forth in the applicable Loan Schedule. To the extent that the description of the Payments set forth above differs from the terms of payment set forth on the applicable Loan Schedule, the terms of such Loan Schedule shall govern and control. The outstanding principal amount of each Loan (together with all then unpaid interest accruing thereon) and all other Obligations under the applicable Loan Schedule for such Loan and under the other Loan Documents related thereto) shall be due and payable on the applicable Maturity Date if not paid earlier in accordance with the terms hereof and the other Loan Documents (including the applicable Loan Schedule). Payments by Borrower to Lender under each Loan Schedule shall be in legal U.S. tender in immediately available funds. Borrower’s obligation to pay all Payments is absolute and unconditional under any and all circumstances (including, without limitation, any malfunction, defect, failure in delivery or any inability to use any Item of Equipment) and shall be paid and performed by Borrower without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever, including, without limitation, any past, present or future claims that Borrower may have against Lender, any Supplier or any other Person whatsoever. Unless otherwise expressly provided herein, to the fullest extent permissible under any Requirements of Law, Borrower waives demand, diligence, presentment, protest, notice of dishonor, notice of nonpayment and notices and rights of every kind. Payments shall be due on the applicable Payment Date irrespective of whether Borrower receives an invoice.

(d)          Late Fee. If any Payment or other amount due under an Agreement is not received when due, Borrower, upon demand from Lender, shall pay to Lender a late charge equal to five percent (5%) per annum of the overdue amount prior to an Event of Default, provided that no late charge shall exceed the maximum amount permitted by applicable law.

(e)          Prepayments.

(i)           Voluntary Prepayments. No Loan Schedule may be canceled or terminated by Borrower for any reason whatsoever except to the extent expressly permitted under this Master Agreement. Borrower may prepay its Obligations under any Loan Schedule in whole, but not in part, at any time after the passage of not less than six (6) months after the Acceptance Date therefor, by paying to Lender the Payoff Amount, so long as Borrower gives Lender not more than one hundred eighty (180) days nor less than thirty (30) days written notice. As used herein, “Payoff Amount” means an amount, calculated by Lender as of the date of payment of the Payoff Amount (and to be paid on such date), equal to the sum of (i) any accrued and unpaid Payments (including the Payment, if any due, on such date) or other amounts due under or with respect to the Agreement; plus (ii) all Payments due and payable after such date, discounted to present value using a discount rate equal to the Applicable Rate with respect to the applicable Loan Schedule, plus (iii) the Prepayment Fee. Partial prepayments of a Loan Schedule are not permitted and any overpayment shall not reduce the principal amount owed by Borrower or be applied to reduce any Payment owed hereunder; provided that Lender will refund any overpayment, or at Borrower’s discretion, allow the Collateral Agent to retain it as a security deposit which shall not be segregated or earn interest and shall be applied at Borrower’s discretion to any of Borrower’s obligations hereunder, including any Payment or other amounts to become due.

(ii)          Mandatory Prepayments; Proceeds on Specified Collateral.

(1)           In the event and on each occasion that any Net Proceeds are received by or on behalf of Borrower in respect of any Casualty Event, Borrower shall, immediately after such Net Proceeds are received by Borrower, prepay any outstanding Obligations in an aggregate amount equal to the lower of (1) one hundred percent (100%) of such Net Proceeds and (2) the aggregate amount of any outstanding Obligations; provided that, if Borrower shall deliver to Lender a certificate of a Financial Officer to the effect that Borrower intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within ninety (90) calendar days after receipt of such Net Proceeds, to acquire (or replace or rebuild) the applicable Item of Equipment subject to such Casualty Event (any Equipment so acquired, replaced or rebuilt, “Replacement Equipment”), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, provided that to the extent of any such Net Proceeds that have not been so applied by the end of such ninety (90) calendar day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied. For the avoidance of doubt, any prepayment pursuant to Section 3(e)(ii) will not incur a Prepayment Fee.

(2)           Each payment received as a mandatory prepayment pursuant to this Section 3(e)(ii), and any other Net Proceeds received in respect of Specified Collateral under Section 9(b) or otherwise, shall in each case be applied as follows, solely with respect to the Loans made under the Loan Schedule pursuant to which such Specified Collateral subject to a Casualty Event was financed: (i) first to any fees, expenses and indemnified amounts then owed to the Collateral Agent, (ii) second, to any fees then owed to the applicable Lender pursuant to the applicable Loan Schedule, (iii) third, to accrued and outstanding interest with respect to the principal balance of the applicable Loan, (iv) fourth, to the outstanding principal balance of the applicable Loan, applied to remaining obligations on such Loan in a manner determined at the sole discretion of Lender for such Loan, and (v) fifth, to any expenses or indemnified amounts then owed to the Lender pursuant to the Loan Documents, whether as a result of the occurrence of an Event of Default, or otherwise. Any excess proceeds of a mandatory prepayment or other proceeds applied under this Section 3(e)(ii), after application pursuant to the immediately preceding sentence, shall be returned to the Borrower unless an Event of Default has occurred and is continuing, in which case such excess proceeds shall then be applied as set forth in Section 3(f) hereof (any such application of excess proceeds pursuant to 3(f) being hereinafter referred to as a “Specified Collateral Sharing Event”).

(f)            Application of Payments. Except as otherwise provided in the immediately succeeding sentence, payments by Borrower in respect of the Obligations hereunder shall be applied (i) first, to any fees and expenses or indemnified amounts then owed to the Collateral Agent pursuant to the Loan Documents, including, without limitation, any outstanding Attorneys’ Fees, or any other fee or charge provided for under this Master Agreement, whether as a result of the occurrence of an Event of Default, or otherwise, (ii) second, to any fees then owed to each then existing Lender pursuant to the Loan Documents, including, without limitation, any fee or charge (including any applicable Prepayment Fee) provided for under this Master Agreement, whether as a result of the occurrence of an Event of Default, or otherwise (in each case, on a pro-rata basis to each Lender in respect of the then outstanding Loans), (iii) third, to accrued and outstanding interest with respect to the principal balance of the Loans, irrespective of which Loan such accrued interest relates to (in each case, on a pro-rata basis to each Lender in respect of the then outstanding Loans), (iv) fourth, to the outstanding principal balance of the Loans, which allocation of payments with respect to principal shall be applied pro-rata to each then existing Loan, and applied to remaining obligations on each such Loan in a manner determined at the sole discretion of Lender for such Loan, and (v) fifth, to any expenses or indemnified amounts then owed to the Lender pursuant to the Loan Documents, whether as a result of the occurrence of an Event of Default, or otherwise (and on a pro-rata basis to each Lender in respect of the then outstanding Loans). Borrower acknowledges and agrees that, notwithstanding the foregoing, if at any time NYDIG, in accordance with the terms of this Master Agreement, transfers, assigns or sells any participation in its right to receive Payments hereunder, or under any Loan Schedule, such that more than one Person has any interest or right to any payments from Borrower, NYDIG and such Person(s) may, among themselves, agree to the specific allocation of Payments made by Borrower; provided that in the absence of any such agreement, any payments made by Borrower in respect of fees, expenses, principal and accrued interest shall be apportioned ratably as set forth in this Section 3(f).

(g)          [Reserved].

(h)          Interest Rate Limitation. Borrower and Lender intend this Master Agreement and each other Loan Document to comply in all respects with all provisions of applicable law and not to violate, in any way, any legal limitations on interest charges. Accordingly, if, for any reason, Borrower is required to pay, or has paid, interest at a rate in excess of the highest rate of interest which may be charged by Lender or which Borrower may legally contract to pay under applicable law (the “Maximum Rate”), then the interest rate shall be deemed to be reduced, automatically and immediately, to the Maximum Rate, and interest payable hereunder and under the applicable Loan Schedule shall be computed and paid at the Maximum Rate and the portion of all prior payments of interest in excess of the Maximum Rate shall be deemed to have been payments in reduction of the outstanding principal of the Loans and applied as partial prepayments.

(i)           Withholding of Taxes; Gross-Up.

(i)            Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3(i)), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii)           Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender, timely reimburse it for, Other Taxes.

(iii)          Evidence of Payment. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3(i), Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Lender.

(iv)          Indemnification by Borrower. Borrower shall indemnify Lender, within ten (10) calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(j)           [Reserved].

(k)         Closing Fee. On each Commencement Date or such other date as may be agreed by Lender pursuant to the applicable Loan Schedule, Borrower shall pay to initial Lender an upfront fee (the “Closing Fee”), in an amount equal to (x) the percentage identified in the applicable Loan Schedule, of the Loan Amount set forth in such Loan Schedule or (y) such other specified amount as may be agreed on such Loan Schedule. Borrower may satisfy the requirements of this Section 3(k) by providing Lender with evidence satisfactory to Lender, in its sole discretion, proving that such payment has been sent for the account of Lender; provided, that if the Closing Fee is not actually received by Lender within five (5) Business Days of the applicable Commencement Date (or other agreed due date therefor) an Event of Default shall be deemed to have occurred hereunder.

(l)           Mined Cryptocurrency. Solely to the extent of any rights of Borrower in or to any Mined Cryptocurrency or any other Digital Asset:

(i)            Borrower shall (both before and after an Event of Default, subject only to Collateral Agent’s ability to designate an alternative account or wallet for Digital Assets) immediately deposit or cause to be deposited all Mined Cryptocurrency and any other Digital Asset owned by the Borrower into the ACA Wallet (and in connection with establishing the ACA Wallet and entering into the ACA Wallet Agreement in accordance with Section 7(b), the Borrower shall establish a custodial account with NYDIG Trust Company LLC or a different NYDIG Affiliate as NYDIG may select, and establish an execution account with NYDIG Execution LLC).

(ii)           Unless an Event of Default is existing and continuing, and subject to Section 8(d), Borrower may sell, trade and otherwise dispose of any Mined Cryptocurrency from the Equipment in the ordinary course.

(iii)          If an Event of Default is existing and continuing, all rights of Borrower pursuant to Subsection 3(l)(ii) will immediately cease, without any requirement for any notice from Lender or Collateral Agent, and Borrower may not Dispose of any Mined Cryptocurrency (or any other Digital Asset owned by the Borrower) without Collateral Agent’s written consent, which consent may be withheld in Collateral Agent’s sole and absolute discretion.

(iv)          If, following the Collateral Agent’s delivery of a Hashpower Agreement Termination Notice in accordance with Section 9(c)(vii), any Mined Cryptocurrency from the Equipment or other Digital Asset is not deposited into the ACA Wallet for any reason, Borrower shall segregate and hold in trust on behalf of Collateral Agent, such Mined Cryptocurrency or other Digital Asset and shall deliver it to Collateral Agent as soon as possible.

(v)           Following the Collateral Agent’s delivery of a Hashpower Agreement Termination Notice in accordance with Section 9(c)(vii), all Digital Assets and Mined Cryptocurrency shall at all times be kept stored in the ACA Wallet, or in such other accounts or wallets as Collateral Agent may consent to from time to time, which consent may be withheld in Collateral Agent’s sole and absolute discretion.

(m)        Additional Loans. Borrower may request, from time to time upon not less than 10 days’ notice to Lender, and Lender may agree in its sole discretion to fund, additional Loans in excess of the Initial Committed Amount pursuant to additional Loan Schedules entered into in connection with this Master Agreement, provided, that (a) such additional Loans shall be subject to a Closing Fee payable on the terms set forth in the applicable Loan Schedule, and (b) such additional Loans shall be offered on terms to be agreed by Lender in its sole discretion as set forth in the applicable Loan Schedule.

4.	CONDITIONS TO CLOSING.

(a)         Conditions Precedent to the Effectiveness of the Master Agreement and initial Loan Schedules. The effectiveness of this Master Agreement and each Loan Schedule executed as of the Closing Date in connection with the Initial Committed Amount is subject to the satisfaction or waiver of each of the following conditions precedent, as determined by Lender in its sole and absolute discretion:

(i)            Loan Documents. This Master Agreement and each other Loan Document (required to be executed and delivered on the Closing Date) shall have been duly executed and delivered by each party thereto, and be in full force and effect, and Borrower shall have executed and delivered such Loan Documents as Lender may require in connection with the transactions contemplated hereby.

(ii)           Financial Statements. Lender shall have received unaudited interim consolidated financial statements of Parent for each fiscal quarter in 2021, and such financial statements shall not, in the reasonable judgment of Lender, reflect any material adverse change in the consolidated financial condition of Parent, as reflected in Parent’s most recent audited, consolidated financial statements.

(iii)           Certificates and Authorizations. Lender shall have received (i) a certificate of Borrower, dated the Closing Date and executed by its Secretary or Assistant Secretary (or other officer or director reasonably acceptable to Lender), which shall (A) certify the resolutions of its board of directors (or other governing body) authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of Borrower authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of Borrower certified by the relevant authority of the jurisdiction of organization of Borrower and a true and correct copy of its bylaws, operating agreement, partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for Borrower from its jurisdiction of organization, and each other jurisdiction where it is required to be qualified to do business.

(iv)          Solvency. Lender shall have received a solvency certificate signed by a Financial Officer or Director dated the Closing Date in form and substance reasonably satisfactory to Lender.

(v)           Lien Searches. Lender shall have received (at Borrower’s sole pre-approved expense) UCC, PPSA, federal, state and provincial tax, litigation and bankruptcy search reports on Borrower acceptable to Lender and performed in (A) each jurisdiction where Borrower (1) is organized, (2) is authorized to do business or (3) maintains any Collateral and (B) each filing office in which a financing statement in favor of Collateral Agent has been or will be filed or recorded to perfect the security interests granted to Collateral Agent in this Master Agreement or any other Loan Document, which search reports must show no other Liens other than Permitted Encumbrances.

(vi)          Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or PPSA financing statements) required by the Loan Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create a perfected Lien in favor of the Collateral Agent against the Borrower in the Collateral as of the Closing Date, prior and superior in right to any other Person (other than as otherwise permitted hereunder), shall have been filed, and remain or record or be in proper form for filing, registration or recordation.

(vii)         Insurance. Subject to Section 7(b), (A) Borrower shall have delivered to Lender evidence satisfactory to Lender that all insurance required by the terms of this Master Agreement and the other Loan Documents is in full force and effect; and (B) Collateral Agent shall have received endorsements naming Collateral Agent as an additional insured and lenders loss payee, as applicable, under all insurance policies to be maintained with respect to the Collateral (the deliverables described in this clause (vii), collectively, the “Insurance Deliverables”).

(viii)        Closing Fee. Borrower shall have paid (or shall have made arrangements to pay on the initial funding date out of proceeds of any Loan advanced on or about the Closing Date if Lender shall consent thereto) any Closing Fee due on such date to the extent the Closing Date is also the Commencement Date of any Loan Schedule, which shall be fully earned and non-refundable on the applicable Commencement Date; provided that such Closing Fee may be received five (5) Business Days following the applicable Commencement Date so long as, on the Closing Date, Borrower shall have provided Lender with proof of payment (which proof shall be satisfactory to Lender in its sole discretion).

(ix)          Material Adverse Effect. Since the receipt of Borrower’s quarterly financial statements for the period ending December 31, 2021 and except as otherwise disclosed to Lender by Borrower, no event, condition, or change in circumstance shall have occurred, whether or not under the control of either or both of Lender and Borrower, that could reasonably be expected to result in a Material Adverse Effect (which condition shall be certified by the Borrower in writing).

(x)           ACA Wallet Agreement. Subject to Section 7(b), Collateral Agent, Borrower and Wallet Custodian shall have entered into an ACA Wallet Agreement reasonably satisfactory to Collateral Agent with respect to the ACA Wallet.

(xi)          Pay-off Letter; Lien Releases. Lender shall have received satisfactory pay- off letters for all existing Indebtedness required to be repaid and which confirms that all Liens upon any of the property of Borrower constituting Collateral will be terminated concurrently with such payment (together with documentation evidencing such termination of liens).

(xii)          Bill(s) of Sale; Supplier Contracts; No Interest Letter(s). With respect to the Loan Schedules entered into on the Closing Date in respect of the Initial Committed Amount, Lender shall have received (x) the applicable Supplier Contract and one or more bills of sale, each in form and substance satisfactory to the Lender in its sole discretion executed by the applicable seller of the Equipment financed under such Loan Schedule(s) and Borrower, as buyer, evidencing the ultimate purchase by Borrower of all right, title and interest in and to the Equipment, free and clear of any liens or encumbrances and (y) subject to Section 7(b), a No Interest Letter in respect of the Equipment to be financed pursuant to such Loan Schedule(s).

(xiii)        Landlord Waivers. Upon the request of Lender, and subject to Section 7(b) with respect to any such agreement relating to the locations described in such Section, Borrower shall have obtained a waiver and/or collateral access agreement from sublandlord, landlord, mortgagee, sublicensee, licensee on terms reasonably satisfactory in form and substance to Lender.

(xiv)        KYC AML Requirements, Etc. Lender shall have received, (A)(1) at least five (5) calendar days prior to the Closing Date, all documentation and other information regarding Borrower requested in connection with applicable “know your customer” requirements and AML Laws, to the extent requested in writing of Borrower at least ten (10) calendar days prior to the Closing Date, and (2) a properly completed and signed IRS Form W 8 or W 9, as applicable, for Borrower, and (B) Lender shall have received, to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower at least five (5) calendar days prior to the Closing Date, to the extent requested in writing of Borrower at least ten (10) calendar days prior to the Closing Date.

(xv)         No Default. No Default or Event of Default shall have occurred and then be continuing.

(xvi)        Representations and Warranties. All representations and warranties of Borrower set forth in this Master Agreement and the other Loan Documents, as applicable, shall as of the Closing Date (except for such representations which expressly refer to an earlier date, in which case such representations shall be deemed true as of such date), be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects).

(xvii)       Other Documents. Borrower shall have complied with all other closing conditions and shall provide Lender with all other documents and items, in each case as Lender may reasonably request.

If the conditions precedent pursuant to this Section 4(a) are not determined to be satisfied or waived in full by Lender on Closing Date, then this Master Agreement, Loan Schedules and all other Loan Documents will be deemed void and immediately terminate as of Closing Date with no obligation or liability whatsoever on any parties in respect of the Loan Documents.

(b)          Conditions Precedent to Additional Loans and Loan Schedules. Lender’s agreement to provide Loan(s) under any Loan Schedule entered into after the Closing Date pursuant to Section 3(m) shall be subject to the satisfaction or waiver of conditions precedent to be determined by Lender in its sole and absolute discretion (and as set forth and agreed on the applicable Loan Schedule), which may include, without limitation, certifications as to no Material Adverse Effect, no Default or Event of Default and accuracy of representations and warranties, payment of required Closing Fees, appraisals, Supplier Contracts, No Interest Letters, Landlord Waivers and legal opinions, in each case, to the extent requested by Lender.

5.	SECURITY INTEREST; COLLATERAL MATTERS.

(a)           As security for the due payment and performance of Borrower’s Obligations under the Loan Documents, Borrower hereby pledges, assigns and grants to Collateral Agent, for the benefit of the Lenders under each Loan Schedule, a first priority security interest in all of its right, title and interest in and to the following, whether now owned by or owing to, or hereafter acquired by or arising in favor of Borrower and wherever located (collectively, the “Borrower Collateral”): (i) all Accounts; (ii) all Chattel Paper; (iii) all Documents; (iv), all equipment (as such term is defined in the UCC), including, without limitation, the Equipment and any Replacement Equipment; (v) all Fixtures; (vi) all General Intangibles, including, without limitation, all Intellectual Property; (vii) all Goods; (viii) all Instruments; (ix) all Inventory; (x) all Investment Property; (xi) all cash or cash equivalents; (xii) all letters of credit, Letter-of-Credit Rights and Supporting Obligations; (xiii) all Deposit Accounts with any bank or other financial institution including, without limitation, each ACA Account; (xiv) all Commercial Tort Claims; (xv) all Digital Assets and all Digital Asset wallets or wallet accounts and other Digital Asset accounts, including, without limitation, each ACA Wallet and any Bitcoin, Dollars and other assets credited thereto, and general intangibles related to any of the foregoing; (xvi) all property of Borrower in the possession of Collateral Agent or Lender; (xvii) all Money; (xviii) without limiting the generality of the foregoing subclauses (i) through (xvii), all agreements, contracts, warranties, invoices, purchase orders and other agreements, instruments and documents with the Supplier of the Equipment or service provider with respect thereto (including under any Supplier Contract or any Acknowledgment of Rights Agreement in connection with any Supplier Contract); and (xix) all accessions to, substitutions for and replacements, proceeds, insurance proceeds, products, rents, offspring, or profits of any and all of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related to any of the foregoing and any General Intangibles at any time evidencing or relating to any of the foregoing; provided, however, that notwithstanding the foregoing, with respect to the application of proceeds of any Collateral constituting Specified Collateral in which a security interest is granted under any Loan Schedule, the Borrower, Collateral Agent and the Lender agree that any proceeds of Specified Collateral shall first be applied to the Specified Loan in accordance with Section 3. Title to the Borrower Collateral shall at all times be either in Borrower’s name, subject to the security interest of Collateral Agent, or in the name of the Collateral Agent and any certificate of title for the applicable Borrower Collateral (to the extent applicable) shall designate Borrower as owner and Collateral Agent, as lien holder.

(b)	Authorization to File UCC Financing Statements; Control.

(i)             Authorization to File UCC Financing Statements. Borrower hereby authorizes Collateral Agent to file, and if requested will deliver to Collateral Agent, all financing statements and other documents and take such other actions as may from time to time be requested by Collateral Agent in order to maintain a first priority perfected security interest in and, if applicable, Control (as hereinafter defined) of, the Borrower Collateral. Any financing statement filed by Collateral Agent may be filed in any filing office in any UCC jurisdiction and may (A) indicate the Borrower Collateral (1) as “all assets” of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Borrower Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Master Agreement, and (B) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (1) whether Borrower is an organization, the type of organization (and any organization identification number issued to Borrower), and (2) in the case of a financing statement filed as a fixture filing or indicating Borrower Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Borrower Collateral relates. Borrower also agrees to furnish any such information described in the foregoing sentence to Collateral Agent promptly upon request. Borrower also ratifies its authorization for Collateral Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(ii)            Perfection by Control. Upon Collateral Agent’s request therefor, Borrower shall take all steps necessary to grant Collateral Agent Control, and to ensure that Collateral Agent retains such Control, of all Collateral as to which Control thereof is necessary or desirable under the UCC, or as Collateral Agent may determine necessary, to ensure that Collateral Agent retains a first perfected Lien over any such Collateral (subject only to Permitted Encumbrances other than those described in clauses (v) or (vi) of such definition).

As used in this Section 5(b), “Control” shall have the meaning set forth in the applicable UCC.

(c)          Casualty Event. Borrower shall bear the entire risk of loss, theft, damage to or destruction of the Equipment and other Collateral in connection with any Casualty Event, from any cause whatsoever. No Casualty Event shall relieve Borrower from making any Payment or any other obligations hereunder.

(d)          Use of Equipment; Quiet Possession. Provided that no Event of Default has occurred and is continuing, Borrower shall have quiet possession of the Equipment during the Term of the applicable Loan. The Equipment shall not constitute, and Borrower shall ensure that it shall not constitute, real property or fixtures, and the parties agree that the Equipment is and shall be removable from, and is not essential to, the premises where the Equipment is located.

(e)          Landlord Waiver. Upon the reasonable request of Lender, to the extent not provided on the Closing Date or in connection with the conditions to any Loan Schedule under Section 4(b), Borrower shall obtain a written host’s, landlord’s, mortgagee’s or warehouseman’s acknowledgement and waiver, subordination, no interest letter, collateral access agreement or other document in form and substance satisfactory to Lender from all persons having any interest in the real estate upon which any Equipment is located, stored or garaged.

(f)           DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY. BORROWER ACKNOWLEDGES AND AGREES THAT THE EQUIPMENT IS FINANCED “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” AND, IRRESPECTIVE OF WHETHER BORROWER IS ACQUIRING THE EQUIPMENT DIRECTLY FROM A SUPPLIER OR FROM LENDER: (i) LENDER DOES NOT MAKE AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES EITHER EXPRESSED OR IMPLIED AS TO THE CONDITION OF THE EQUIPMENT, ITS MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE, ITS DESIGN, CONDITION, CAPACITY, DURABILITY, QUALITY OF MATERIAL, OPERATION OR WORKMANSHIP, CONFORMITY OF ANY DESCRIPTION OR PATENT, TRADEMARK OR COPYRIGHT, OR OTHERWISE WITH RESPECT TO ANY CHARACTERISTICS OF THE EQUIPMENT WHATSOEVER; (ii) LENDER IS NOT THE MANUFACTURER OR SUPPLIER OF THE EQUIPMENT NOR THE MANUFACTURER’S OR SUPPLIER’S AGENT AND NO SUCH PERSON IS LENDER’S AGENT FOR ANY PURPOSE; (iii) LENDER IS NOT RESPONSIBLE FOR ANY REPAIRS OR SERVICE TO ANY EQUIPMENT, DEFECTS THEREIN OR FAILURES IN THE OPERATION THEREOF OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH ANY SUCH EQUIPMENT, DEFECTS, OR FAILURES (NOR SHALL BORROWER BE RESPONSIBLE OR LIABLE TO LENDER FOR ANY INDIRECT SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS MASTER AGREEMENT; PROVIDED, THAT NOTHING IN THIS SECTION 5(F) SHALL LIMIT THE BORROWER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10(C) OF THIS MASTER AGREEMENT); AND (iv) BORROWER HAS SELECTED EACH ITEM OF EQUIPMENT BASED ON ITS OWN JUDGMENT AND EXPRESSLY DISCLAIMS ANY RELIANCE UPON ANY STATEMENTS OR REPRESENTATIONS MADE BY LENDER.

6.           REPRESENTATIONS, WARRANTIES. Borrower represents and warrants to Collateral Agent and Lender as of the Closing Date, as of each Commencement Date and as of the date of each funding of a Loan (if a date other than the Commencement Date for such Loan) that:

(a)           Organization; Powers. Borrower is a company duly, existing and in good standing under the laws of the province of British Columbia and qualified to do business wherever necessary to carry on its present business and operations and to own its property; Borrower has full company power and authority to enter into this Master Agreement and the other Loan Documents, to incur each Loan and grant Liens hereunder, and to perform its obligations under this Master Agreement and the other Loan Documents.

(b)           Authorization; No Conflicts; Enforceability. Each Loan Document, when entered into has been duly executed and authorized, requires no further approval of its board of directors (or other governing body) or other third party approval of, or the giving of notice to, any Governmental Authority and does not contravene any Requirement of Law, the Borrower’s Organizational Documents, or any agreement, indenture, or other instrument to which Borrower is a party or by which it may be bound and constitutes a legal, valid, and binding obligation of Borrower enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally). The transactions contemplated by this Master Agreement, and the transactions contemplated by any Loan Schedule when entered into, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents.

(c)           Liens. The provisions of this Master Agreement create legal and valid Liens on and security interests in all of the Collateral in favor of Collateral Agent, for the benefit of the Lenders under each Loan Schedule, the provisions of each Loan Schedule create legal and valid Liens on and security interests in all of the Collateral set forth therein in favor of Lender and such Liens and security interests constitute perfected and continuing Liens on and security interests in the Collateral, securing the Obligations, enforceable against Borrower and all third parties, and having priority over all other Liens on the Collateral (subject to Permitted Encumbrances other than those described in clauses (v) or (vi) of such definition).

(d)           Compliance With Laws; Sanctions. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, Borrower and each Subsidiary is in compliance with (i) each Requirement of Law applicable to it or its property (including its Organizational Documents) and (ii) all indentures, agreements and other instruments binding upon it or its property. Borrower and any other person who Controls Borrower is not a Sanctioned Person or subject to any Sanctions and Borrower and each director, officer, employee and agent thereof is in compliance with all applicable Sanctions, Anti- Corruption Laws and AML Laws (including, without limitation, any federal regulations to prevent money laundering) and Borrower is not, nor is any director, officer, employee or agent of Borrower (A) the subject of any Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of any Sanctions.

(e)           Litigation. There are no pending or threatened actions or proceedings against or affecting Borrower before any arbitrator or Governmental Authority as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except as Borrower has otherwise previously disclosed to Lender in writing).

(f)           Solvency. Borrower is solvent and has the ability to pay Borrower’s debts when they come due and Borrower is not contemplating and has not contemplated relief under any bankruptcy laws or other similar laws for the relief of debtors, except as disclosed to Lender in writing.

(g)           Financial Statements. All of Borrower’s (or Parent’s as applicable) financial statements and other information heretofore given and hereafter to be given to Lender are and will be true and complete in all material respects as of their respective dates, and fairly represent and will fairly represent Borrower’s or Parent’s, as applicable, financial condition, and no material adverse change has or will have occurred in such financial condition reflected therein after the respective date thereof upon delivery to Lender, unless Borrower notifies Lender in writing of the same.

(h)           Use of Equipment. Except with Lender’s prior written consent and appropriate insurance satisfactory to Lender, the Equipment will not be used to store, transport, contain or deliver any Hazardous Materials in violation of any Environmental Laws or transport any persons for hire.

(i)            Use of Proceeds. The proceeds of each Loan have been used and will be used, whether directly or indirectly as set forth in Section 7(f).

(j)            [Reserved].

(k)          No Reliance. Borrower acknowledges that Lender has not made any representation or warranty as to the legal, accounting or tax characterization or effect of any Loan Schedule or any financing contemplated hereby. Borrower has consulted its own advisors with respect to such matters.

(l)           Location of Collateral. Each Item of Equipment shall at all times be kept or stored at the location set forth on the applicable Loan Schedule with respect to such Item of Equipment, or at such other locations as Lender may consent to from time to time, such consent not to be unreasonably withheld, conditioned or delayed.

(m)         [Reserved].

All representations and warranties contained herein shall be continuing in nature and in effect at all times prior to Borrower satisfying all of Borrower’s obligations to Lender under each Loan Schedule and this Master Agreement.

7.            AFFIRMATIVE COVENANTS. Until all of the Obligations shall have been paid and satisfied in full, Borrower covenants and agrees with Lender that:

(a)          Financial Statements and Reporting. Borrower shall furnish (or cause to be furnished, as applicable) to Lender:

(i)            as soon as available, and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of Parent, Parent’s audited consolidated balance sheet and statement of profit or loss and other comprehensive income, consolidated statement of financial position, consolidated statement of changes in equity and consolidated statement of cash flows as of the end of and for such year setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants acceptable to, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent’s and its consolidated Subsidiaries;

(ii)           as soon as available, and in any event within one hundred twenty (120) calendar days after the end of each fiscal year of Borrower, Borrower’s unaudited balance sheet and statement of profit or loss and other comprehensive income, statement of financial position, statement of changes in equity and statement of cash flows as of the end of and for such year setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer, presenting fairly in all material respects the financial condition and results of operations of Borrower;

(iii)           as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower’s unaudited management-prepared balance sheet and related statements of profit or loss and cash flows as of the end of and for the immediately preceding calendar quarter setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with International Financial Reporting Standards (IFRS) consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iv)          prompt notice by email of (x) each payment under a Supplier Contract, furnishing evidence satisfactory to Lender of such payment, and (y) the receipt by Borrower of a given date for delivery of each item of Equipment; and

(v)           promptly after demand therefor, such other information as Lender may reasonably request from time to time, including without limitation other unaudited financial statements and information pertaining to Borrower.

Documents required to be delivered pursuant to Section 7(a)(i), (ii), (iii), and (iv) (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which such materials are publicly available as posted on the U.S. Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR). To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, delivery shall be deemed to not have occurred until a new or corrected electronic mail address has been provided, and such attempted electronic delivery shall be ineffective and deemed to not have been delivered.

(b)	Post-Closing Covenants.

(i)            To the extent not provided on the Closing Date, Borrower shall, no later than the later of (x) the date that Borrower is eligible to open an ACA Wallet with the Wallet Custodian, and (y) the date that is thirty (30) days following the Closing Date (or such later date as may be agreed by Lender in its sole discretion) have entered into an ACA Wallet Agreement with the Collateral Agent and Wallet Custodian, in form reasonably satisfactory to Collateral Agent, with respect to the ACA Wallet.

(ii)           To the extent not provided on the Closing Date, Borrower shall, no later than the date that is thirty (30) days following the Closing Date (or such later date as may be agreed by Lender in its sole discretion) have caused Parent to enter into the Parent Letter Agreement with the Collateral Agent, in form reasonably satisfactory to Collateral Agent.

(iii)           To the extent not provided on the Closing Date, Borrower shall, no later than the date that is thirty (30) days following the Closing Date (or such later date as may be agreed by Lender in its sole discretion) have delivered to Lender a No Interest Letter executed by the Supplier with respect to the Equipment financed under each Loan Schedule entered into on or about the Closing Date with respect to the Initial Committed Amount.

(iv)          To the extent not provided on the Closing Date, Borrower shall, no later than the date that is thirty (30) days following the Closing Date (or such later date as may be agreed by Lender in its sole discretion) have delivered to Lender a waiver and/or collateral access agreement on terms reasonably satisfactory in form and substance to Lender with respect to the Borrower’s leased properties at each of (A) *** (B) *** and (C) ***.

(v)           To the extent not provided on the Closing Date, Borrower shall, no later than the date that is ten (10) days following the Closing Date (or such later date as may be agreed by Lender in its sole discretion) have delivered to Lender the Insurance Deliverables in form reasonably satisfactory to Lender.

(c)          Existence; Conduct of Business. Borrower will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(d)	Use and Maintenance of Equipment; Registration; Supplier Arrangements.

(i)            (A) Borrower will maintain and use the Equipment in a prudent, businesslike manner for its originally-intended purpose, in the ordinary course of Borrower’s business, and only in accordance with applicable laws, Supplier or manufacturer warranty provisions, requirements of insurance, operating manuals and instructions, rules, regulations, and orders of any judicial, legislative or regulatory body having power to supervise or regulate the use, operation or maintenance thereof, including licenses, permits and registration requirements, (B) the proceeds of any Loan will be used for commercial or business purposes and will not be used for consumer, personal, family, agricultural or household purposes; (C) Borrower will keep the Equipment in good condition and working order with ordinary wear and tear excepted, and shall replace or restore and maintain any part of the Equipment by employees of an Affiliate of Borrower or qualified personnel at all times during the Term of such Loan Schedule; (D) unless related to repairs and maintenance of Equipment, Borrower will not make any material modification to any Item of Equipment which would cause a material adverse effect to such Equipment, and Borrower will, unless otherwise directed by Lender, make all modifications and maintenance, at its sole cost and expense, required hereunder or by any Requirement of Law, or recommended or required by any Supplier, operating instructions or requirements of any insurer or maintenance organization servicing the Equipment, provided, that all parts, mechanisms, devices and other property owned by Borrower and installed on the Equipment shall immediately become part of the Equipment and Collateral and subject to Lender’s security interest and such maintenance or modifications shall be performed by employees of an Affiliate of Borrower or qualified personnel only; and (E) if Lender has caused a global positioning system or other tracking device to be installed on any Item, Borrower will not remove or tamper with such device, nor will Borrower tamper with any odometer or other device designed to track use of the Equipment. If Borrower gives Lender prior written notice of its intention to make any modification to any Item of Equipment (hereinafter, a “Reconfiguration”) in compliance with the provisions of the immediately preceding sentence (which compliance shall be determined in Lender’s sole discretion), such Reconfiguration shall constitute an improvement and neither such improvements nor parts installed on such Equipment in the course of Reconfiguration shall be deemed to be accessions to the Equipment.

(ii)           Without limiting any of Borrower’s obligations in Section 7(d)(i) above or elsewhere in this Master Agreement or any Loan Schedule, Borrower covenants and agrees that for all Items of Equipment, Borrower will make arrangements satisfactory to Lender in Lender’s reasonable discretion to keep the Equipment properly maintained by the applicable Supplier, if any or another qualified maintenance organization and eligible for prime shift maintenance by the applicable Supplier, if any.

(iii)          If Borrower has entered into any Supplier Contract with respect to the Equipment, to the extent not provided on the Closing Date pursuant to Section 4(a) hereof (subject to Section 7(b)) or pursuant to Section 4(b) in connection with any additional Loan Schedule entered into in connection with Section 3(m), Borrower shall (i) deliver to Lender the Supplier Contract and (ii) use commercially reasonable efforts to obtain a No Interest Letter from the applicable Supplier in connection therewith, in each case prior to the Commencement Date of any Loan made in respect of such Equipment under the applicable Loan Schedule (or such later date as agreed by the Lender in its sole discretion).

(e)           Insurance. Borrower shall, at Borrower’s sole cost and expense, commencing with the delivery of any Equipment to Borrower and continuing during the Term of each Loan Schedule until Borrower’s Obligations are satisfied in full, procure and maintain such insurance coverage in such amounts (including deductibles), in such form and with responsible insurers, all as reasonably satisfactory to Lender (which may on reasonable notice require Borrower to change such form, amount or company), including: (i) comprehensive general liability insurance insuring against liability for property damage, death and bodily injury resulting from the transportation, ownership, possession, use, operation, performance, maintenance, storage, repair or any similar act related to the Equipment, with minimum limits of $2,000,000 per each occurrence (or such other amounts as set forth in such Loan Schedule and notified by Lender), with Lender and Lender’s successors and/or assigns named as additional insured; (ii) all risk physical damage insurance against all risks of theft, loss or damage from every cause whatsoever in an amount not less than the Payoff Amount (excluding the Prepayment Fee) with Lender and Lender’s successors and/or assigns named as lender loss payee; and (iii) if reasonably requested by Lender, other or additional coverage in respect of the Equipment for an amount and on terms which would be obtained by a prudent owner and to the extent that such insurance coverage is commercially available at a commercially reasonable cost Borrower shall waive Borrower’s rights of subrogation, if any, and have Borrower’s insurance carrier waive its right of subrogation, if any, against Lender for any and all loss or damage. All policies shall contain clauses requiring the insurer to furnish Lender with at least thirty (30) calendar days prior written notice of any material change, cancellation, or nonrenewal of coverage and stating that coverage shall not be invalidated against Lender or Lender’s assigns because of any violation of any condition or warranty contained in any policy or application therefor by Borrower or by reason of any action or inaction of Borrower. Borrower agrees to inform Lender immediately in writing of any notices from, or other communications with, any insurers that may in any way adversely affect the insurance policies being maintained pursuant to this Section or of any insurance claims. No insurance shall be subject to any co-insurance clause. Upon request by Lender, Borrower shall furnish Lender with certificates of insurance, proper endorsements or other evidence satisfactory to Lender that such insurance coverages are in effect. If Borrower shall fail to carry any insurance required hereunder, Lender (without obligation and without waiving any default or Event of Default by Borrower hereunder) may do so at Lender’s sole option and at Borrower’s sole cost and expense. Borrower acknowledges that such insurance will benefit Lender only and may cost substantially more than insurance Borrower might procure. Borrower agrees that Lender is not a seller of insurance nor is Lender in the insurance business. Borrower agrees to deliver to Lender evidence of compliance with this Section satisfactory to Lender, including any requested copies of policies, certificates and endorsements, with premium receipts therefor, on or before the date of execution by Borrower of the applicable Loan Schedule and thereafter within two (2) Business Days after Lender’s request. Lender shall be under no duty to ascertain the existence of or to examine any such policy or to advise Borrower in the event any such policy shall not comply with the requirements hereof.

(f)            Use of Proceeds. Borrower shall only use the proceeds of each Loan for purposes of financing or refinancing Equipment, or such other purposes as the Lender shall approve.

(g)           Inspection Rights. Borrower shall permit Lender or an agent of Lender to enter the location where any Item of Equipment is located, at reasonable times on Business Days and upon at least 48 hours’ notice to inspect the Equipment, subject to reasonable limitations placed on entry by the owner of the premises, if different from Borrower, provided that notwithstanding the foregoing, Lender’s officers and authorized representatives shall comply with Borrower’s COVID-19 and other health and safety protocols, policies and procedures when accessing the location of Borrower.

(h)           Additional NYDIG Related Covenants. Borrower covenants and agrees that it shall comply (or cause Parent to comply, as applicable) with each of the covenants set forth in Schedule 7(h) attached hereto.

8.            NEGATIVE COVENANTS. Until all of the Obligations shall have been paid and satisfied in full, Borrower covenants and agrees with Lender that:

(a)           Liens. Borrower shall not voluntarily or involuntarily create, incur, assume, permit or suffer to exist any Lien of any kind whatsoever upon, affecting or with respect to the Collateral, whether now owned or hereafter acquired (other than Permitted Encumbrances).

(b)           [Reserved].

(c)           Labels on Equipment. Borrower shall not permit the name of any person, association, corporation or other business entity other than Collateral Agent, Lender or Borrower to be placed on the Equipment.

(d)           Dispositions of Collateral. Borrower shall not Dispose of all or any part of the rights of Borrower in the Equipment or any other Collateral, in whole or in part, to anyone, other than in the ordinary course of business or in accordance with a Hashpower Agreement or Hosting Agreement. Borrower will not move or allow any Item of Equipment to be moved to a location different from the location specified in the applicable Loan Schedule unless consented to in writing by the Lender (such consent not to be unreasonably withheld, conditioned or delayed).

(e)           Corporate Changes. Borrower shall not, without at least thirty (30) calendar days’ prior written notice to Lender, change (i) its legal name or primary address from that set forth above, (ii) the jurisdiction under whose laws it is organized as of the Closing Date, or (iii) the type of organization under which it exists as of the Closing Date.

(f)           Mergers; Sales of Stock or Assets. Borrower shall not (i) consolidate with or merge into or with any other entity or divide into more than one entity, (ii) permit the sale or transfer of any shares of its capital stock or of any ownership interest in Borrower to any person, persons, entity or entities (whether in one transaction or in multiple transactions) which results in a transfer of a majority interest in the ownership and/or the control of Borrower from the person, persons, entity or entities who hold ownership and/or control of Borrower as of the date of this Master Agreement or (iii) sell, transfer, lease or otherwise dispose of all or substantially all of Borrower’s assets to any person or entity (whether in one transaction or in multiple transactions).

(g)           Redemptions of Equity Interests; Dividends. Borrower shall not (i) purchase, redeem, acquire or retire any of Borrower’s Equity Interests or make any shareholder withdrawals or pay any management bonuses, or (ii) make dividends or distributions (whether in cash, securities or other property) with respect to any Equity Interests in Borrower.

(h)          Investments. Borrower shall not make or maintain any Investments without the prior written consent of Lender.

9.	DEFAULTS; REMEDIES.

(a)          An “Event of Default” shall be deemed to have occurred hereunder and under any and all Loan Schedules upon the occurrence of any of the following events or circumstances:

(i)             Borrower’s failure to pay any Payment or other amount owed to Lender under any Loan Document when due which is not cured within five (5) Business Days of the earlier of (x) the date Borrower has knowledge of such non-payment or (y) the date upon which Lender shall have sent written notice to Borrower of any such non-payment;

(ii)           Borrower’s failure to observe or perform any material covenant, condition, representation, warranty or agreement to be performed by Borrower under the Loan Documents which to a material extent adversely affects Borrower’s financial condition or continued operation, including without limitation (1) Borrower’s failure to maintain insurance in accordance with Section 7(e) hereof or (2) Borrower’s breach of any of the terms of Section 7(g) or Section 10(e)(iii), and any breach contemplated by this Section 9(a)(ii) is not cured to the reasonable satisfaction of Lender within 10 Business Days of written notice from Lender to Borrower of such breach;

(iii)           any attempt by Borrower to repudiate any Loan Document or its acceptance of any Equipment, which is not cured to the reasonable satisfaction of Lender within 10 Business Days of written notice from Lender to Borrower of such breach;

(iv)          any certificate, statement, representation or warranty, financial or credit information heretofore given or hereafter made by Borrower to Lender shall prove to be incorrect, which to a material extent adversely affects Borrower’s financial condition or continued operation and which is not cured to the reasonable satisfaction of Lender within 10 Business Days of written notice from Lender to Borrower of such breach;

(v)           Borrower shall (A) be legally dissolved, adjudicated insolvent or bankrupt or cease to pay its debts as they mature, make a general assignment for the benefit of, or enter into an arrangement with, creditors; (B) apply for or consent to the appointment of a receiver, trustee or liquidator of it or a substantial part of its property; (C) take action to dissolve or terminate its legal existence, or authorize or file a voluntary petition in bankruptcy, insolvency or under any similar law, consent to such a petition; or (D) merge, consolidate, transfer or sell substantially all of its assets thereof;

(vi)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of Borrower or its debts, or of a substantial part of its assets, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or for a substantial part of its assets, and, in any such case of the foregoing (A) or (B), such proceeding or petition shall continue undismissed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered;

(vii)        one or more judgments for the payment of money in an aggregate amount in excess of $50,000 shall be rendered against Borrower and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment or Borrower shall fail within thirty (30) calendar days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(viii)        except as permitted by the terms of any Loan Document, (A) any such applicable Loan Document shall for any reason fail to create a valid Lien in any Collateral purported to be covered thereby, or (B) any Lien securing any Obligation shall cease to be a perfected, first priority (or other priority required hereunder) Lien and in any such case is not cured to the reasonable satisfaction of Lender within two (2) Business Days of the earlier of (x) the Borrower’s knowledge thereof and (y) the date upon which Lender shall have sent written notice to Borrower of any such failure.

(b)          Remedies of Lender. If an Event of Default shall have occurred and is continuing, Lender may, at its option, with notice to Borrower, exercise any of the following remedies with respect to any Loan or Loan Schedule of such Lender or all related Specified Collateral as described in such Loan Schedule, and the applicable Loan Documents (provided, that any such remedies with respect to the Specified Collateral shall be exercised solely through the Collateral Agent and any other such remedies shall be exercised through the Servicer):

(i)            declare any Loan of such Lender then outstanding to be due and payable in whole, whereupon the principal of each such Loan so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; provided, that notwithstanding anything to the contrary in this Section 9(b), in the case of any event with respect to Borrower described in clauses (v)(B), (v)(C) or (vi) of Section 9(a), the principal of each Loan then outstanding, together with accrued interest thereon and all fees and other Obligations of Borrower accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower;

(ii)           proceed at law or in equity to enforce specifically Borrower’s performance or recover damages, including all rights available to Lender (via the Collateral Agent) under the UCC with respect to the related Equipment constituting Specified Collateral of such Lender (whether or not the UCC applies to the affected Equipment);

(iii)          in conjunction with promptly exercising Lender’s rights pursuant to this Section 9(b), require Borrower to immediately assemble, make available and if requested by Lender deliver the related Equipment constituting Specified Collateral (or, if so requested, any related Items designated by Lender) to Lender at a time and place, within the United States or Canada, designated by Lender;

(iv)          in conjunction with promptly exercising Lender’s rights pursuant to this Section 9(b), enter any premises where any Equipment constituting Specified Collateral of such Lender may be located and repossess, disable or take possession of such Equipment constituting Specified Collateral of such Lender (and/or any attached or unattached parts) by self-help, summary proceedings or otherwise without liability for rent, costs, damages or others (save and except such costs and damages incurred or suffered as a result of Lender’s actions);

(v)            use Borrower’s premises for storage without rent or liability;

(vi)          Dispose of the related Equipment constituting Specified Collateral or such Items constituting the same at private or public sale to a third party on arm’s length terms, in bulk or in parcels, whether such Equipment is present at such sale and with or without notice except to the extent required by applicable law, and if notice is required by law such requirements of reasonable notice shall be met if such notice is given in writing to Borrower at least ten (10) calendar days before the time of the public sale or the time after which any other Disposition is to be made and, in the event of any dispute between Lender and Borrower in connection with this Section 9(b)(vi), the Borrower will have the right to acquire such Equipment at the same price, agreed between Lender and a third party, within ten (10) Business Days of written notice by the Lender to the Borrower of such disposal;

(vii)         disable or keep idle all or part of the Equipment constituting Specified Collateral and, at Lender’s discretion, take possession of the Equipment and continue Borrower’s Bitcoin mining operations;

(viii)        at Lender’s sole discretion, remedy such Event of Default for the account of and at the reasonable expense of Borrower;

(ix)          except as any such remedies are reserved for the Collateral Agent under Section 9(c), exercise any other right or remedy at law, or in equity or bankruptcy, including specific performance or damages for the breach hereof, including Attorney’s Fees and reasonable court costs.

In the event Lender receives any proceeds from the Disposition of any Specified Collateral, the Net Proceeds of such Disposition shall be turned over to the Collateral Agent, and the Collateral Agent shall apply any proceeds it receives from the Disposition of any Specified Collateral (including those turned over by a Lender) in accordance with the provisions of Section 3(e)(ii). In the event Lender receives any proceeds from the Disposition of any Collateral or Specified Collateral not constituting such Lender’s Specified Collateral, such Lender shall turn over such proceeds to the Collateral Agent, and the Collateral Agent shall apply proceeds from the Disposition of Collateral and Specified Collateral of another Lender (including in each case those turned over by any Lender) in accordance with the provisions of Section 3(f) (or Section 3(e) in the case of Specified Collateral of another Lender). In the event that a Lender has exercised remedies set forth in this Section 9(b) and caused the Collateral Agent to dispose of its Specified Collateral and the Net Proceeds of such Specified Collateral are insufficient to pay in full all Obligations then owed to such Lender, then such Lender may direct the Collateral Agent to exercise remedies pursuant to Section 9(c) with respect to the Collateral (including Mined Cryptocurrency) and any proceeds received by the Collateral Agent in connection therewith shall be applied to the Obligations of all Lenders in accordance with the provisions of Section 3(f) (and the claim of any Lender receiving payment pursuant to such application shall be reduced only by the amount actually received by any such Lender).

If Lender shall, including by exercising any right of set-off or counterclaim or otherwise, receive any Net Proceeds in respect of any Collateral or Specified Collateral, Lender shall deliver 100% of such Net Proceeds to the Collateral Agent for application to the Obligations in accordance with the requirements of Sections 3(e), 3(f), 9(b) and 9(c) hereof, as applicable.

Any remedies available to Lender under this Section 9(b) shall be limited to the Loans and Specified Collateral as set forth on the applicable Loan Schedule(s) to which such Lender is a party.

(c)          Remedies of Collateral Agent. If an Event of Default shall have occurred and is continuing, Collateral Agent may, at its option, and shall, as directed by the Required Lenders, exercise any of the following remedies with respect to any or all Collateral, Specified Collateral and Loan Documents:

(i)            proceed at law or in equity to enforce specifically Borrower’s performance or recover damages, including all rights available to Collateral Agent or Lender under the UCC with respect to any Collateral or Specified Collateral, including, without limitation any Digital Assets (whether or not the UCC applies to the affected Collateral);

(ii)           in conjunction with promptly exercising Collateral Agent’s rights pursuant to this Section 9(c), require Borrower to immediately assemble, make available and if requested by Collateral Agent, deliver all Mined Cryptocurrency related to the Equipment and all other Collateral and Specified Collateral in Borrower’s possession to Collateral Agent at a time and place, within the United States or Canada, designated by Collateral Agent; and take such actions as Collateral Agent may request to grant Collateral Agent exclusive access and control over any Digital Asset wallet or other Digital Asset platforms where Borrower stores or houses any Digital Assets that are Collateral hereunder;

(iii)          in conjunction with promptly exercising Collateral Agent’s rights pursuant to this Section 9(c), enter any premises where all or any part of the Collateral or Specified Collateral may be located and repossess, disable or take possession of all or any part of the Collateral or Specified Collateral (and/or any attached or unattached parts) by self-help, summary proceedings or otherwise without liability for rent, costs, damages or others (save and except such costs and damages incurred or suffered as a result of Collateral Agent’s actions);

(iv)          use Borrower’s premises for storage without rent or liability;

(v)           Dispose of Mined Cryptocurrency, any other Digital Asset, and other Collateral or Specified Collateral at private or public sale to a third party on arm’s length terms, in bulk or in parcels, whether such Collateral is present at such sale and with or without notice except to the extent required by applicable law, and if notice is required by law such requirements of reasonable notice shall be met if such notice is given in writing to Borrower at least ten (10) calendar days before the time of the public sale or the time after which any other Disposition is to be made and, in the event of any dispute between Collateral Agent and Borrower in connection with this Section 9(c)(v), the Borrower will have the right to acquire the Collateral at the same price, agreed between Collateral and a third party, within ten (10) Business Days of written notice by the Collateral Agent to the Borrower of such disposal;

(vi)         at Collateral Agent’s sole discretion, apply from time to time, in whole or in part, any proceeds following Disposition of Mined Cryptocurrency, or any other Digital Asset included in the Collateral or in Lender’s (or it’s Affiliate’s) possession or control, to reduce the Obligations of Borrower;

(vii)        require that the Borrower and Parent terminate any or all Hashpower Agreements pursuant to a notice delivered to the Borrower and Parent directing the same (any such notice, a “Hashpower Agreement Termination Notice”);

(viii)       give notice of sole control or any other instruction under any deposit account control agreement or and other control agreement with any securities intermediary and take any action therein with respect to such Collateral, including, without limitation, the disposition of the amounts on deposit in any such account;

(ix)          give notice of sole control or any other instruction under any ACA Wallet Agreement with any Wallet Custodian and take any action therein with respect to such Collateral, including, without limitation, immediately blocking Borrower’s access to the ACA Wallet and Disposing of the Digital Assets in such ACA Wallet in the enforcement of Collateral Agent’s rights under this Master Agreement;

(x)           in conjunction with promptly exercising Collateral Agent’s rights pursuant to this Section 9(c), direct any Mined Cryptocurrency from the Equipment to a wallet or address for Digital Assets that is not the ACA Wallet; and

(xi)          exercise any other right or remedy at law, or in equity or bankruptcy, including specific performance or damages for the breach hereof, including Attorney’s Fees and reasonable court costs.

Without in any way limiting the rights or remedies available to the Collateral Agent under any applicable law or this Master Agreement, Collateral Agent shall promptly notify Borrower of any exercise of remedies hereunder.

Collateral Agent shall distribute any proceeds of Mined Cryptocurrency produced by or derived from Equipment under a Loan Schedule to the Obligations hereunder and under the Loan Documents, in the manner set forth in Section 3(f). In the event Collateral Agent Disposes of any other Collateral (excluding Specified Collateral but including any Digital Assets not produced by or derived from such Equipment) pursuant to and permitted by this Master Agreement, Collateral Agent shall distribute such Collateral or proceeds thereof in the manner set forth in Section 3(f). In the event Collateral Agent Disposes of any Specified Collateral pursuant to and permitted by this Master Agreement, Collateral Agent shall distribute such Collateral or proceeds thereof in the manner set forth in Section 3(e)(ii).

(d)           Dispositions Generally. With respect to any exercise by Lender or Collateral Agent of its right to Dispose of any Items of Equipment, Specified Collateral or other Collateral, Borrower acknowledges and agrees that Lender or Collateral Agent, as applicable, shall have no obligation, subject to any Requirement of Law, to clean-up or otherwise prepare any Collateral or Specified Collateral for Disposition; Lender and Collateral Agent may comply with any Requirement of Law that Lender or Collateral Agent, respectively, deems to be applicable or prudent to follow in connection with any such Disposition; and any actions taken in connection therewith shall not be deemed to have adversely affected the commercial reasonableness of any such Disposition. If Equipment delivered to or picked up by Collateral Agent or Lender contains goods or other property not constituting Equipment, Borrower agrees that Collateral Agent or Lender may take such other goods or property, provided that Collateral Agent or Lender, as applicable, makes reasonable efforts to make such goods or property available to Borrower after repossession upon Borrower’s written request. If, after the occurrence and during the continuation of any Event of Default, any Loan Schedule is placed in the hands of an attorney, collection or civil enforcement agent or other professional for collection of Payments or other amounts or enforcement of any other right or remedy of Lender under this Master Agreement, any Loan Schedule or otherwise, Borrower shall, upon demand, pay all Attorneys’ Fees and associated reasonable costs and expenses. To the fullest extent permitted by any Requirement of Law, Borrower waives any rights now or hereafter conferred by Requirement of Law or otherwise that may require Lender or Collateral Agent to sell, lease or otherwise use any Collateral or Specified Collateral in mitigation of Lender’s or Collateral Agent’s damages set forth herein or in such Loan Schedule or that may otherwise limit or modify any of Lender’s or Collateral Agent’s rights or remedies. Borrower agrees that Borrower shall remain liable for all amounts due hereunder, including any deficiency remaining after any Disposition of any Collateral or Specified Collateral after an Event of Default. Each remedy shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lender or Collateral Agent at law or in equity. No express or implied waiver of any Event of Default shall constitute a waiver of any of Lender’s or Collateral Agent’s other rights or remedies. Subject to any Requirement of Law and the terms of this Master Agreement, (i) Lender and Collateral Agent may dispose of any Equipment and other Collateral or Specified Collateral, respectively, at a public or private sale or at auction, and (ii) Lender and/or Collateral Agent may buy at any sale and become the owner of the Equipment or other Collateral or Specified Collateral. Subject to any Requirement of Law and the terms of this Master Agreement, Lender and Collateral Agent may (A) sell the Equipment and other Collateral and Specified Collateral, as applicable, without giving any warranties as to such Equipment, Collateral, or Specified Collateral, as applicable, and (B) disclaim any warranties of title, possession, quiet enjoyment, or the like, and neither of the foregoing will be considered to adversely affect the commercial reasonableness of any sale or other Disposition of the Collateral or Specified Collateral.

(e)           Grant of Intellectual Property License. For the purpose of enabling Collateral Agent to exercise the rights and remedies under this Section 9 at such time as Lender or Collateral Agent shall be lawfully entitled to exercise such rights and remedies (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), Borrower hereby grants to Collateral Agent, for the benefit of the Lenders under each Loan Schedule, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to Borrower), including in such license the right to use, license, sublicense, or practice any Intellectual Property now owned or hereafter acquired by or licensed to Borrower, and wherever the same may be located, and including in such license, access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof.

(f)         Setoff Rights. If an Event of Default shall have occurred and be continuing, Collateral Agent, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all cash, money, deposit account balances or Digital Assets at any time held, in the possession of, or otherwise controlled by, such Person, and other obligations at any time owing by Lender or any Affiliate to or for the credit or the account of Borrower, against any and all of the Obligations in any order that Lender determines in its sole discretion, irrespective of whether or not Lender shall have made any demand under this Master Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to an Affiliate of Lender different from Lender or any other Affiliate holding, controlling or possessing such cash, money or Digital Assets, or obligated on such Indebtedness. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have. Each Lender and the Collateral Agent agrees to notify the Borrower promptly of any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, (i) no Lender or any of its respective Affiliates shall exercise such right of setoff or application without the prior written consent of the Collateral Agent and (ii) all such amounts received by Lender from Borrower pursuant to this Section 9(f) shall be conveyed to the Collateral Agent for ratable distribution to the Lenders in accordance with Section 9(c).

(g)       Digital Assets. With respect to Digital Assets, Borrower agrees that the Digital Assets pledged as Collateral and Mined Cryptocurrency as a general matter are of a kind or type customarily sold on recognized markets, subject to standard price quotations and may threaten to decline speedily in value. Borrower agrees that upon an Event of Default, the Collateral Agent may in accordance with the terms of this Master Agreement, at its discretion and at any time, and without limiting any other remedies available hereunder or under applicable law (i) liquidate the pledged Digital Assets and Mined Cryptocurrency into U.S. dollars at any price determined by the Collateral Agent using commercially reasonable pricing methods customarily used in the exchange or over-the-counter markets for Digital Assets, without notice to Borrower (except as otherwise provide in Section 9(c)) and (ii) liquidate and apply the Net Proceeds of such liquidation to the outstanding Obligations in accordance with Section 3(f). Borrower agrees that if the Collateral Agent or Lender exercises any liquidation rights or other secured party remedies with respect to Borrower’s Digital Assets, that the Collateral Agent or Lender may value the Digital Assets (with or without liquidation), using the same valuation method and same process that is otherwise used in its business or using any other commercially reasonable valuation method. Borrower, Lender and Collateral Agent agree that the actions described in the previous two sentences shall be commercially reasonable under the applicable UCC. Borrower understands and agrees that the value of the pledged Digital Assets and Mined Cryptocurrency may rise or fall quickly and that neither Lender nor Collateral Agent has any obligation to exercise remedies or liquidate the Digital Assets at a time that provides the best price for Borrower. Neither Lender nor Collateral Agent shall be liable to Borrower for any losses on Digital Assets related to any disposition or valuation thereof. Borrower shall be liable for all reasonable costs of liquidation and for all taxes related thereto.

10.	MISCELLANEOUS.

(a)           Notices. All notices, demands or other communications by either party relating to this Master Agreement or any Loan Schedule, shall be in writing and shall be sent by: (i) personal delivery, (ii) recognized overnight delivery service, (iii) certified mail, postage prepaid, return receipt requested, (iv) electronic mail, or (v) facsimile, to Borrower, to Collateral Agent or to Lender, as the case may be, at its addresses set forth below (and shall be deemed received, in the case of (A) personal delivery, upon receipt, (B) overnight delivery, the next Business Day after delivering the same to such courier service, and (C) electronic mail and facsimile, upon receipt by such recipient as evidenced by a “delivery acknowledgment” received by the sender thereof):

If to Borrower:	IE CA 4 Holdings Ltd.
Suite 201 – 290 Wallinger Avenue Kimberley, BC V1A 1Z1 Attn: [***] Email: [***] With a copy to: Email: [***] Email: [***] Email: [***]

If to Collateral Agent:	NYDIG ABL LLC 510 Madison Avenue, 21st Floor, New York City, NY 10022 Attn: [***] Email: [***] [***]

If to Lender:	NYDIG ABL LLC 510 Madison Avenue, 21st Floor, New York City, NY 10022 Attn: [***] Email: [***] [***]

or, if Lender became a party hereto pursuant to an Assignment and Assumption, the address for Lender specified in such Assignment and Assumption.

The parties hereto may change the address at which they are to receive notices, demands and other communications hereunder, by notice in writing in the foregoing manner. Notwithstanding the foregoing, any notice by Lender to Borrower pursuant to Article 9 notifying Borrower of an Event of Default (or unmatured Event of Default) hereunder and sent by electronic mail shall be deemed received when sent.

(b)        Power of Attorney; Further Assurances. Borrower shall promptly execute and deliver to Lender and Collateral Agent such further documents and take such further actions as Lender or Collateral Agent may require in order to more effectively carry out the intent and purpose of this Master Agreement and each Loan Schedule. Borrower grants to each of Lender and Collateral Agent a power of attorney in Borrower’s name, which is irrevocable and coupled with an interest, effective upon an Event of Default that is continuing: (i) to endorse or execute in Borrower’s name any such instruments, financing statements, documents, agreements and filings which Lender deems necessary to protect Lender’s interest hereunder and in the Equipment and other Collateral and proceeds thereof, including all insurance documentation and all checks or other insurance proceeds; (ii) to apply for a certificate of title for any Item of Equipment that is required to be titled under the laws of any jurisdiction where the Equipment is or may be used and/or to transfer title thereto upon the exercise by Lender of its remedies upon an Event of Default by Borrower under this Master Agreement. If Borrower fails to perform or comply with any of its agreements, provide any indemnity or otherwise perform any obligation hereunder that may be performed by the payment of money, Lender may, in addition to and without waiver of any other right or remedy, perform or comply with such agreements in its own name or in Borrower’s name as attorney-in-fact, and, upon demand, Borrower agrees to reimburse Lender immediately for the amount of any payments or expenses incurred by Lender in connection with such performance or compliance, together with interest thereon at the Applicable Rate then in effect or the highest rate allowable under applicable law, whichever is lower.

(c)        Indemnification. Borrower shall indemnify, hold harmless and defend Lender, Collateral Agent, their Affiliates and their successors and assigns, agents and employees (as used in this Section 10(c), collectively, “Indemnitee(s)”), and hold each Indemnitee harmless from and against, in connection with the Loan Documents, any and all claims, demands, suits, legal proceedings, whether civil, criminal, administrative, investigative or otherwise, arbitration, mediation, bankruptcy and appeal, and including all reasonable damages, losses, costs and expenses (including, without limitation, reasonable legal fees), arising out of or in connection with:(i) the actual or alleged manufacture, purchase, ordering, financing, shipment, acceptance or rejection, titling, registration, leasing, ownership, delivery, rejection, non-delivery, possession, use, transportation, storage, operation, maintenance, repair, return or disposition of any Item of Equipment; (ii) patent, trademark or copyright infringement; (iii) any breach, Default or Event of Default by Borrower; (vi) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Materials at any property owned or leased by Borrower; (vii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by Borrower or the operations conducted thereon, including, without limitation, where any of the Equipment may at any time be located; (viii) the investigation, cleanup or remediation or offsite locations at which Borrower or its respective predecessors are alleged to have directly or indirectly disposed of Hazardous Materials; and (ix) proceedings relating to any of the foregoing, whether or not such proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto. Any indemnity under this Section 10(c) shall not, as to any Indemnitee, be available to the extent that such indemnity arises by reason of the gross negligence or willful misconduct of such Indemnitee.

(d)         Expenses. At any time when an Event of Default has occurred and is continuing, Borrower shall pay to Lender or Collateral Agent, as applicable, promptly upon request all reasonable out-of-pocket expenses incurred by Lender or Collateral Agent following such Event of Default, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including the reasonable fees, charges and disbursements of any external counsel for Lender and Collateral Agent, which may include, without limitation, reasonable costs and expenses related to (i) filing any financing, continuation or termination statements, (ii) any title and lien searches with respect to this Master Agreement and the Equipment, (iii) documentary stamp taxes relating to this Master Agreement; (iv) titling and other costs to record Lender’s or Collateral Agent’s interest in any item of Equipment; and (v) procuring certified charter or organizational documents and good standing certificates of Borrower.

(e)         Assignment; Servicer.

(i)        Assignment. Except as otherwise provided in this Master Agreement or any Loan Schedule, Borrower may not sell, transfer, assign, lease, rent or otherwise transfer possession of or encumber any Equipment or other Collateral or its rights or obligations under this Master Agreement or any Loan Document without Lender’s prior written consent, which consent may withheld in Lender’s sole and absolute discretion. Each Loan Schedule and any or all of the rights and obligations of Lender hereunder and thereunder shall be assignable and transferable by Lender absolutely or as security, in Lender’s sole and absolute discretion without notice to or consent of Borrower; provided, that (1) so long as an Event of Default has not occurred and is not continuing, no such assignment of any of the Initial Committed Amount that has not been funded as a Loan under any Loan Schedule may occur prior to June 30, 2022 without Borrower’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), (2) an Assignment and Assumption is entered into by Lender and such assignee, (3) such assignee is domiciled in the U.S., Canada, the Cayman Islands, Bermuda or the British Virgin Islands, (4) no assignment shall be made to (x) a Sanctioned Person, an assignee located, organized or resident in a country or territory that is, or whose government is, the subject of any Sanctions, an assignee that is itself subject to any Sanctions, or an assignee that is not, to Lender’s knowledge, in compliance with all applicable Sanctions, Anti-Corruption Laws and AML Laws (including, without limitation, any federal regulations to prevent money laundering) or (y) an assignee who is primarily in the business of Bitcoin mining or producing Bitcoin mining server equipment, and (5) the Borrower may at any time request that the Servicer identify to the Borrower any assignments that have been made pursuant to this Section 10(e)(i). Upon notice to Borrower by Lender of any such assignment or transfer, Borrower shall promptly acknowledge in writing to Lender and such assignees, its obligations under such Loan Schedules and such other matters as Lender may reasonably request. Any such assignment shall not relieve Lender of its obligations hereunder unless specifically assumed by the assignee. BORROWER AGREES IT SHALL PAY ANY ASSIGNEE ALL PAYMENTS AND OTHER SUMS WITHOUT ANY DEFENSE, RIGHTS OF SETOFF OR COUNTERCLAIMS (WHICH SHALL NOT BE ASSERTED AGAINST AN ASSIGNEE) AND SHALL NOT HOLD OR ATTEMPT TO HOLD SUCH ASSIGNEE LIABLE FOR ANY OF ASSIGNOR LENDER’S OBLIGATIONS.

(ii)        Servicing Rights. Servicer may assign any of its rights or obligations under any Loan Document solely with the Borrower’s prior written consent (not to be unreasonably withheld, delayed or conditioned); provided, that the Borrower’s consent shall not be required to the extent the Borrower Approval Conditions are not satisfied. In the event that Lender assigns all or any portion of any Loan (hereinafter, a “Lender Assignment”), such Lender Assignment shall not amend, supplement or otherwise modify or affect: (A) Servicer’s obligations to manage, service, administer and collect the Payments and perform the other duties and obligations of Servicer set forth in a servicing agreement applicable to the Loan(s); or (B) Borrower’s obligations in favor of NYDIG or a NYDIG Affiliate, if any, set forth in this Master Agreement or any NYDIG Agreement, except as may otherwise be provided therein. In the event that NYDIG is no longer the Lender with respect to any Loan Schedule, the obligations of Servicer shall be set forth in an agreement between the then existing Lender and Servicer (such agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Servicing Agreement”) and, notwithstanding anything to the contrary herein, (A) the then existing Lender and Servicer may amend, supplement or otherwise modify the Servicing Agreement as they deem necessary or appropriate without the consent of Borrower, and (B) the duties and obligations of Servicer thereunder and hereunder shall not be deemed to diminish or otherwise affect the rights of the then existing Lender. In the absence of any Servicing Agreement to the contrary, or any express revocation or modification of the servicing obligations of NYDIG in its capacity as Servicer, after the occurrence of a Lender Assignment the then existing Lender hereby appoints NYDIG as Servicer and as its agent and attorney-in-fact for purposes of undertaking all of NYDIG’s duties and other obligations as Servicer, including, without limitation, the duties and obligations set forth in subclause (A) of the first sentence of this Section 10(e)(ii). In the event of a Lender Assignment, Borrower shall make any Payments thereafter to Servicer unless and until Borrower receives a written instruction to the contrary from the then existing Lender or Servicer.

(iii)       Access to Digital Asset Accounts. Borrower shall, and shall cause Parent to, at all times provide Lender with application programming interface (API) and/or ‘read’ access rights to Borrower’s mining pool accounts, dashboards or similar information interfaces that shows the operational status and hashrate of the Equipment. Without limiting any of Collateral Agent’s or Lender’s other rights and remedies hereunder or under applicable law, upon Collateral Agent’s request following the occurrence and continuance of an Event of Default, Borrower shall remit all Mined Cryptocurrency and other Digital Assets included in the Collateral to a Digital Asset account or wallet held by or on behalf of Collateral Agent, and Collateral Agent may monetize any such Mined Cryptocurrency or Digital Assets and apply it to the Obligations in accordance with the terms hereof. Collateral Agent shall not be responsible for any actual losses of any Digital Assets from Digital Asset accounts or wallets held by or on behalf of Collateral Agent except to the extent such losses result from Collateral Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(f)         Unconditional Non-Cancellable Agreement. BORROWER’S OBLIGATION TO MAKE PAYMENTS, TO PAY OTHER SUMS WHEN DUE AND TO OTHERWISE PERFORM AS REQUIRED UNDER EACH LOAN SCHEDULE IS ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, REDUCTION, SETOFF, DEFENSE, OR COUNTERCLAIM FOR ANY REASON WHICH BORROWER MAY HAVE AGAINST ANY PERSON (INCLUDING ANY LENDER UNDER A SEPARATE LOAN SCHEDULE) FOR ANY REASON WHATSOEVER OR ANY MALFUNCTION, DEFECT OR INABILITY TO USE ANY ITEM OF EQUIPMENT OR OTHERWISE.

(g)         Waivers; Amendments.

(i)         Waivers. No failure or delay by Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (ii) of this Section 10(g), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Event of Default, regardless of whether Lender may have had notice or knowledge of such Event of Default at the time.

(ii)        Amendments. Neither this Master Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (A) in the case of this Master Agreement or any Loan Schedule, pursuant to an agreement or agreements in writing entered into by Borrower and Servicer, in the case of this Master Agreement, or the Lender under such Loan Schedule, in the case of such Loan Schedule, or (B) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Lender (or Collateral Agent, with respect to any Loan Document to which Collateral Agent but not Lender is a party) (or, in the case of Loan Documents solely with respect to a particular Loan Schedule, the Lender under such Loan Schedule) and Borrower (or Parent, in the case of the Parent Letter Agreement), as applicable. No agreement shall amend, modify, or otherwise affect the rights or duties of the Collateral Agent hereunder or under any other Loan Documents without the prior written consent of the Collateral Agent (in addition to the parties otherwise necessary to consent to any such amendment or modification).

(h)         Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(i)          Counterparts; Electronic Signatures; Chattel Paper.

(i)         This Master Agreement, each Loan Schedule and all other Loan Documents executed in connection herewith may be executed and delivered in counterparts all of which shall constitute one and the same agreement. The Loan Schedule to which this Master Agreement related, this Master Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Lender constitute the entire contract among the parties relating to the subject matter hereof and, except as expressly set forth in any Loan Schedule, supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(ii)        Delivery of an executed counterpart of a signature page of (A) this Master Agreement, (B) any other Loan Document and/or (C) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10(a)), certificate, request, statement, disclosure or authorization related to this Master Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Master Agreement, such other Loan Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Master Agreement, any other Loan Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. Without limiting the generality of the foregoing, Borrower and Lender hereby (I) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between Lender and Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Master Agreement or any other Loan Document shall have the same legal effect, validity and enforceability as any paper original, (II) Lender or Borrower may, at their option, create one or more copies of this Master Agreement or any other Loan Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (III) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Master Agreement or any other Loan Document based solely on the lack of paper original copies of this Master Agreement or any such other Loan Document, respectively, including with respect to any signature pages thereto and (IV) waives any claim against the other party (and any Affiliate of such party) for any liabilities arising solely from such party’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of Borrower or Lender to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(iii)       For purposes of perfection of a security interest in chattel paper under the UCC, only the counterpart of each Loan Schedule that bears Lender’s manually applied signature and is marked “Sole Original” by Lender shall constitute the sole original counterpart of the original chattel paper for purposes of possession. No security interest in a Loan Schedule can be perfected by possession of any other counterpart, each of which shall be deemed a duplicate original or copy for such purposes. Notwithstanding the foregoing, as to any Loan Schedule constituting electronic chattel paper, the authoritative copy, if any, of such Loan Schedule will be the electronic copy in Lender’s or its assignee’s electronic vault identified by the parties as the sole authoritative copy.

(j)          Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i)         This Master Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Master Agreement, the Loan Schedules, the other Loan Documents and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (including Section 5-1401 of the New York General Obligations Law but otherwise without giving effect to the conflict of law principles thereof ) of the State of New York. Borrower and Lender expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Master Agreement or any other Loan Document.

(ii)         EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS AND NEW YORK STATE COURTS LOCATED IN THE COUNTY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MASTER AGREEMENT AND THE LOAN SCHEDULES, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH APPELLATE COURT. EACH PARTY HERETO FURTHER AGREES THAT ANY ACTION OR CLAIM IT MAY BRING AGAINST LENDER, SHALL ONLY BE BROUGHT IN SAID FEDERAL AND STATE COURTS LOCATED IN NEW YORK COUNTY, NEW YORK. BORROWER AND LENDER EACH AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS MASTER AGREEMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS MASTER AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(iii)        Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described herein and brought in any court referred above. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iv)        Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 10(a) herein. Nothing in this Master Agreement will affect the right of Borrower or Lender to serve process in any other manner permitted by law.

(v)         EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MASTER AGREEMENT, THE LOAN SCHEDULES, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MASTER AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(vi)       Borrower hereby appoints, and shall maintain the appointment of, Cogency Global Inc. (the “Process Agent”), with an office at 122 E. 42nd Street, 18th Floor New York, NY 10168, as its agent to receive on behalf of it and its properties service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing by certified mail a copy of such process to the Borrower, as applicable, in care of the Process Agent at the Process Agent’s above address, with a copy to the Borrower at its address specified herein, and Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address specified herein.

11.        CONFIDENTIALITY.

(a)        The parties hereto agree that each will treat confidentially the terms and conditions of this Master Agreement and the other Loan Documents and all confidential information provided by each party to the other regarding its business and operations directly or indirectly and before, on or after the date of this Master Agreement. “Confidential Information” means information that is made available by or on behalf of the discloser to the recipient, or is otherwise obtained by or on behalf of the recipient, and includes, without limitation, current and potential business strategies, performance data, reports, marketing materials, computer software, data files, file layouts, databases, analyses, technical know-how, trade secrets, portfolio positions, valuations, investment or trading strategies, commitments and arrangements with service providers and other third parties, as well as the identity of any affiliate, director, officer, manager, shareholder, member, advisor, agent, employee, consultant, attorney, accountant, financing source, or other representative of each party, and which information is clearly identified as confidential at the time of disclosure or would be assumed by a reasonable person to be confidential under the circumstances surrounding the disclosure. No Confidential Information provided by a party hereto may be disclosed to any third party without the prior consent of the party that provided the information (such consent not to be unreasonably withheld, conditioned or delayed), except that each of Lender and Borrower may disclose such information (and, as applicable, to the extent those persons need to know the Confidential Information):

(i)         to its and its Affiliates’ employees, officers, directors, advisors, representatives, accountants, legal counsel and agents (collectively the “Authorized Representatives”);

(ii)        (x) in the case of Lender, to any lender or financing source, hedge counterparty or other similar party in connection with any potential or actual financing or risk management activities related to this Master Agreement, any Loan or Loan Schedule (including, without limitation, to assignees of Lender, Affiliates of Lender or agents appointed by Lender) and (y)  in the case of the Borrower, the Borrower may disclose to any potential financing source of the Borrower or its Affiliates solely the key terms of this Master Agreement and the aggregate amount of Indebtedness incurred hereunder (but may not, without the consent of Lender, share this Master Agreement or any other Loan Document with any such potential financing source) (and in each case in connection with any disclosure under this clause (ii), each of the Borrower and Lender shall obtain from any such recipient an agreement in writing to maintain the confidentiality of such information on terms similar in all material respects to this Section 11);

(iii)       in connection with any potential or actual securitization transaction (including, without limitation, in any related prospectus, prospectus supplement or private placement memorandum relating to such securitization transaction and including any such disclosure on a confidential basis to any rating agency in connection with rating any securitization or other financing transaction in each case that is not specific to the Borrower) (and in connection with any disclosure under this clause (iii), the disclosing party shall direct any recipients of such Confidential Information to maintain the confidentiality thereof in accordance with such recipient’s customary procedures for handling its own confidential information of such nature);

(iv)       to any transferee or potential transferee or participant of or with Lender so long as the information disclosed is reasonably related to such Person’s evaluation of the assignment or participation and such Person agrees in writing for the benefit of Borrower and Servicer to maintain the confidentiality of such information on terms similar in all material respects to this Section 11;

(v)        in connection with Lender’s or Collateral Agent’s enforcement of its rights and remedies under this Master Agreement or of any of the other Loan Documents; or

(vi)       to its and its Affiliates’ regulators.

Prior to any disclosure of Confidential Information to an Authorized Representative or any other recipient of information as permitted pursuant to the preceding clauses (i) through (vi), each of Borrower and Lender, as applicable, must inform the Authorized Representative or such other recipient of the confidential nature of that Confidential Information and of Lender’s or Borrower’s, as applicable, obligations in relation to it under this Master Agreement and ensure that any Authorized Representative agrees to comply with those obligations. Lender and Borrower, as applicable, shall each be responsible for any breach of this Section 11 by its Authorized Representatives.

In addition to the foregoing, notwithstanding any other provision in this Section 11, during the term of this Master Agreement, the recipient of Confidential Information may disclose any such information to the extent required by any applicable law, rule or regulation (including the rules or requirements of a securities exchange or market regulator) as determined by recipient or any recipient’s Affiliates (however the recipient must not intentionally do, and must ensure none of its Authorized Representatives intentionally does, anything that results in it, or an Affiliate of it, becoming obliged to disclose Confidential Information).

(b)         Section 11(a) is not applicable to any information that the recipient can establish to the reasonable satisfaction of the discloser (i) was in the public domain when disclosed through no fault of the recipient or any Authorized Representative of such recipient, (ii) was lawfully in a party’s possession before the other party provided it pursuant to this Master Agreement (in circumstances that did not involve any third party breaching an obligation of confidence owed to the discloser or another person), (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of the recipient, or (iv) is independently developed by an employee(s) or other agent(s) of a party with no access to information that is confidential under Section 11(a).

(c)         Lender acknowledges that, as a result of the receipt of Confidential Information under this document, it may be or be deemed to be in possession of material non-public information relating to Borrower or any of its Affiliates (which, for the purposes of this section, includes information that could reasonably be expected to have a material effect on the price or value of the shares of Iris Energy Limited). Lender acknowledges that it is aware of and must comply with (and must ensure that any Lender Authorized Representative who receives access to any part of the Confidential Information has been advised of and will comply with) applicable laws that prohibit a person who has material non-public information about a company from acquiring or selling securities of that company or from communicating that information to any other person in circumstances where it is reasonably foreseeable that the other person may acquire or sell any securities of the company while the relevant information remains material and non-public.

(d)         Unless otherwise provided in accordance with this Master Agreement or any other Loan Document, the recipient of Confidential Information acknowledges that discloser has made no representation or warranty that the Confidential Information is accurate, complete, up to date or fit for any particular purpose.

(e)         Unless otherwise provided in accordance with this Master Agreement or any other Loan Document, the recipient of Confidential Information acknowledges that, except to the extent that exclusion of liability is not permitted by law, none of the discloser, its Affiliates and their respective officers, employees, agents or advisers is liable (whether on the basis of negligence or otherwise) or accepts responsibility for any loss or damage that the recipient or anyone else may suffer or incur as a result of using, relying on or disclosing any Confidential Information.

(f)          Nothing in this Master Agreement shall be construed as granting or conferring on the recipient of Confidential Information any proprietary rights, licenses or other rights in the Confidential Information, other than the rights expressly granted under this Master Agreement and the other Loan Documents.

(g)         The obligations of confidentiality and nonuse related to the confidential information received under this Master Agreement will be binding and, in the event that this Master Agreement is terminated, continue in force.

12.         THE COLLATERAL AGENT.

(a)         Appointment. Lender hereby irrevocably appoints the entity named as Collateral Agent in the preamble of this Master Agreement and its successors and assigns to serve as the collateral agent under the Loan Documents, and Lender authorizes the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Master Agreement and the other Loan Documents as are delegated to the Collateral Agent under such agreements and to exercise such powers as are reasonably incidental thereto. As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (as defined below); provided, however, that the Collateral Agent shall not be required to take any action that (i) the Collateral Agent in good faith believes exposes it to liability unless the Collateral Agent receives an indemnification and is exculpated in a manner satisfactory to it from Lender with respect to such action or (ii) is contrary to this Master Agreement or any other Loan Document or applicable law. In performing its functions and duties hereunder and under the other Loan Documents, the Collateral Agent is acting solely on behalf of the Lenders under each Loan Schedule, and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, the Collateral Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender other than as expressly set forth herein and in the other Loan Documents. Neither the Collateral Agent nor any of its Affiliates shall be liable for any action taken or omitted to be taken by such party under or in connection with this Master Agreement or the other Loan Documents (x) with the consent of or at the request of Lender or (y) in the absence of its own bad faith or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment)

(b)         Direction. Wherever Lender or Lenders is granted the right hereunder or the other Loan Documents to direct, authorize, consent or otherwise instruct Collateral Agent to exercise any discretion, take any action or refrain from taking any action, such right shall only be exercised upon the written instructions of Lenders holding greater than 50% of the Loans under all Loan Schedules outstanding at such time (the “Required Lenders”).

(c)         Collateral Agent Qualification. The Collateral Agent (including any successor Collateral Agent) shall (i) be NYDIG or an Affiliate thereof or (ii) have, or have a parent that has, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

(d)         Successors and Assigns; Removal. Upon notice to the other parties hereto, Collateral Agent may resign as Collateral Agent and appoint a successor Collateral Agent. Upon such notice and the successor’s acceptance of such appointment, the outgoing Collateral Agent shall be relieved of all duties hereunder and the successor Collateral Agent shall assume all the rights and obligations of the Collateral Agent hereunder; provided that such successor Collateral Agent shall be otherwise qualified and eligible under Section 12(c). The Required Lenders, with prior written notice to the other parties hereto and solely for cause, may remove the Collateral Agent and appoint a successor Collateral Agent; provided that such successor Collateral Agent shall be otherwise qualified and eligible under Section 12(c). The provisions of Sections 10(c) and 10(d) shall survive any removal of the Collateral Agent and any appointment of a new Collateral Agent. Any appointment of a replacement Collateral Agent upon the Collateral Agent’s resignation pursuant to the first sentence of this Section 12(d) shall be subject to the Borrower’s prior written consent (not to be unreasonably withheld, delayed or conditioned); provided, that the Borrower’s consent shall not be required to the extent the Borrower Approval Conditions are not satisfied.

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IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed by their duly authorized representatives as of the date first above written.

LENDER, COLLATERAL AGENT AND SERVICER: NYDIG ABL LLC	BORROWER: IE CA 4 HOLDINGS LTD.
Signature: /s/ Trevor Smyth Name (print): Trevor Smyth Title: Head of Structured Financing	Signature: /s/ William Roberts Name (print): William Roberts Title: Director
Signature: /s/ Michael Alfred Name (print): Michael Alfred Title: Director

Signature Page to Master Equipment Finance Agreement